THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of June 26, 2009 (the “Effective Date”), is entered into by and among SAIA, INC., a Delaware corporation (the “Borrower”), the undersigned financial institutions (each individually, a “Bank,” and collectively, the “Banks”), BANK OF OKLAHOMA, N.A., as Lead Arranger and as Administrative Agent and Collateral Agent (as such terms are defined below), BANK OF AMERICA, N.A., as successor by merger to LaSalle Bank National Association, as Syndication Agent, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent.

RECITALS

A. The Borrower, the Banks, the Administrative Agent, Bank of America, N.A. (as successor by merger to LaSalle Bank National Association), as Syndication Agent, and U.S. Bank National Association, as Documentation Agent, are parties to that certain Second Restated Agented Revolving Credit Agreement dated as of January 28, 2008 (the “Existing Credit Agreement”), pursuant to which the Banks established and continued a $160,000,000 revolving credit facility in favor of the Borrower.

B. The Borrower, the Majority Banks and the Administrative Agent have agreed to amend the terms and provisions of the Existing Credit Agreement. Because of the extent of the amendments to the Existing Credit Agreement, the parties deem it convenient to amend and restate the Existing Credit Agreement in its entirety in accordance with the terms and provisions of this Agreement.

C. This Agreement shall supersede the Existing Credit Agreement.

1.	DEFINITIONS AND ACCOUNTING TERMS

1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

1.1.1. “Acceptable Security Interest” in any Property of the Borrower or any of its Subsidiaries means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) is valid; (c) has been duly perfected and is enforceable against the Borrower and the Property covered thereby in preference to any rights of any Person therein, other than Excepted Liens; (d) is superior to all other Liens except Excepted Liens; (e) secures the Obligations and the Prudential Obligations on a pari passu basis; and (f) in the case of Mortgaged Properties, as to which the requirements set forth in Section 5.12 have been satisfied.

1.1.2. “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Borrower or one or more of its Subsidiaries (i) acquires all or substantially all of any going business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a corporation which have ordinary voting power for the election of directors (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Equity Interests of a partnership or limited liability company.

1.1.3. “Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant), the subject matter of which either (i) is similar to that of any covenant in Section 5 or 7 of this Agreement, or related definitions in Section 1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lenders under the Prudential Agreement or any other agreement governing or evidencing Indebtedness in an aggregate principal amount committed or outstanding of $10,000,000 or more (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Section 5 or 7 of this Agreement, or related definitions in Section 1 of this Agreement.

1.1.4. “Additional Default” means any default or similar provision applicable to the Borrower or any Subsidiary the result of which is to accelerate, or permit the acceleration, (with the passage of time or giving of notice or both) of the maturity of the Indebtedness subject to such default or provision, or otherwise requires the Borrower or any Subsidiary to repay, redeem or purchase the Indebtedness subject to such default or provision prior to the stated maturity thereof and which either (i) is similar to any Default or Matured Default contained in Section 8 of this Agreement, or related definitions in Section 1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lenders under the Prudential Agreement or any other agreement governing or evidencing Indebtedness in an aggregate principal amount committed or outstanding of $10,000,000 or more (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Matured Default contained in Section 8 of this Agreement, or related definitions in Section 1 of this Agreement.

1.1.5. “Adjusted Base Rate” means the Base Rate plus the Base Rate Margin.

1.1.6. “Adjusted Covenant Period” means the period commencing on the Effective Date and ending on December 31, 2010 (or such later date as the Borrower and the Majority Banks may mutually establish).

1.1.7. “Adjusted EBITDAR” means EBITDAR as it may be adjusted by the Administrative Agent in the reasonable exercise of its sole discretion to include (i) pro forma additions related to Permitted Acquisitions and (ii) certain non-recurring charges and/or extraordinary items proposed by the Borrower to be included in EBITDAR (and specifically including the adjustment agreed to by the Administrative Agent for the one-time, non-cash charge of approximately $35,500,000 taken by the Borrower in the fourth quarter of 2008 relating to the write-off of the goodwill balance). Following the closing of any Permitted Acquisition, the calculation of EBITDAR may be adjusted to take into account the financial impact of such Permitted Acquisition as if such Permitted Acquisition had occurred prior to, and the Subsidiary or Property acquired pursuant to such Permitted Acquisition had been owned by the Borrower or one of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made, but any such adjustment shall be calculated by the Administrative Agent in the reasonable exercise of its sole discretion.

1.1.8. “Adjusted LIBOR Rate” means the LIBOR Rate plus the LIBOR Margin.

1.1.9. “Adjusted Leverage Ratio” means, as of the last day of any completed fiscal quarter of the Borrower, the ratio of (i) Adjusted Total Indebtedness, minus, during the Adjusted Covenant Period only, Excess Cash on Hand, as of such date, to (ii) Adjusted EBITDAR for the period of four (4) consecutive fiscal quarters ending on such date.

1.1.10. “Adjusted Total Indebtedness” means, as of any calculation date, Total Indebtedness as of such date plus the aggregate L/C Obligations as of such date.

1.1.11. “Administrative Agent” means Bank of Oklahoma, N.A., in its capacity as administrative agent for the Banks under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.6.

1.1.12. “Affiliate” means any Person directly or indirectly controlling, controlled by, or under the direct or indirect common control with, the Borrower. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting Equity Interests, by contract or otherwise.

1.1.13. “Agent” means either the Administrative Agent or the Collateral Agent.

1.1.14. “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate Outstanding Credit Exposure of all of the Banks.

1.1.15. “Agreement” means this Third Amended and Restated Revolving Credit Agreement, as it may be amended, supplemented or modified from time to time.

1.1.16. “Appraised Value” means, with respect to any Mortgaged Property, the fair market value of such Mortgaged Property (land, building and improvements only), as determined by the Administrative Agent in the reasonable exercise of its sole discretion based upon the appraisal most recently delivered to and accepted by the Administrative Agent pursuant to Section 5.2.2 and such other factors as the Administrative Agent deems appropriate.

1.1.17. “Asset Coverage Ratio” means, as of any calculation date, the ratio of (i) the sum of (a) total accounts of the Borrower and its Subsidiaries plus (b) net book value of the Borrower’s Consolidated fixed assets, in each case for this clause (i) measured as of the last day of the fiscal quarter of the Borrower for which the Borrower has delivered financial statements, to (ii) the amount equal to (a) total principal balance of all Indebtedness (including Loans outstanding hereunder and the Prudential Obligations), plus (b) without duplication, total L/C Obligations, minus (c) Excess Cash on Hand, in each case for this clause (ii) measured as of such calculation date.

1.1.18. “Authorized Officer” means, in the case of the Borrower, its chief executive officer, its chief financial officer or any other officer of the Borrower involved principally in the financial operations of the Borrower and designated as an “Authorized Officer” of the Borrower for the purpose of this Agreement in an Officer’s Certificate executed by the Borrower’s chief executive officer or chief financial officer and delivered to the Administrative Agent. Any action taken under this Agreement on behalf of the Borrower by any individual who on or after the Effective Date shall have been an Authorized Officer of the Borrower and who the Administrative Agent in good faith believes to be an Authorized Officer of the Borrower at the time of such action shall be binding on the Borrower even though such individual shall have ceased to be an Authorized Officer of the Borrower. Any document, agreement, instrument, certificate or notice signed by an Authorized Officer shall be deemed signed by the Authorized Officer in his or her capacity as an officer of the Borrower and not in his or her individual capacity; provided, however, that any certificate signed by an Authorized Officer on behalf of the Borrower shall be given by such Authorized Officer to the best of his or her actual personal knowledge.

1.1.19. “Available Borrowing Base” means, as of any calculation date, the amount by which (X) the Borrowing Base as determined for such date exceeds (Y) the total outstanding principal balance of the Prudential Obligations on such date minus, during the Adjusted Covenant Period only, Excess Cash on Hand on such date.

1.1.20. “Available Liquidity” means, as of any calculation date, the unused portion of the Revolving Credit Commitment (subject to any limitations imposed by the Borrowing Base), plus net cash on hand of the Borrower and its Subsidiaries.

1.1.21. “Base Rate Loan” means any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the Base Rate.

1.1.22. “Base Rate” means, on any day, the rate which is the highest of (i) the sum of (A) the Federal Funds Rate on such day plus (B) 0.50%, (ii) the “prime rate” of interest as most recently reported in the Wall Street Journal, or (iii) the sum of (A) the 30-day LIBOR Rate in effect on such day plus (B) 2.00%.

1.1.23. “Base Rate Margin” has the meaning set forth on the Pricing Schedule.

1.1.24. “Borrowing Base” means, as of any calculation date, an amount equal to the sum at such time of the following:

a. 80% of the aggregate unpaid amount (exclusive of interest, late charges or carrying charges and net of discounts, refunds or contra accounts) of all Eligible Accounts as of such calculation date; plus

b. 75% of Net Orderly Liquidation Value of Rolling Stock (i) which is then owned by the Borrower or a Subsidiary, (ii) which was included in the latest appraisal of the Borrower’s Rolling Stock delivered pursuant to Section 5.2.4, and (iii) in which the Collateral Agent has an Acceptable Security Interest; plus

c. 75% of the depreciated book value of Rolling Stock (i) which is then owned by the Borrower or a Subsidiary, (ii) which was acquired subsequent to the latest appraisal of the Borrower’s Rolling Stock delivered pursuant to Section 5.2.4, and (iii) in which the Collateral Agent has an Acceptable Security Interest; plus

d. 75% of the Appraised Value of the Mortgaged Properties in which the Collateral Agent has an Acceptable Security Interest.

All references herein to the Borrowing Base shall become effective, and the initial calculation of the Borrowing Base shall be made, as of September 30, 2009.

1.1.25. “Borrowing Base Report” means a certificate, in substantially the form of Exhibit F hereto, demonstrating the Borrower’s calculation of the Borrowing Base.

1.1.26. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of such State and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

1.1.27. “Capital Expenditures” means, for any applicable period of determination, the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, should be classified as capital expenditures.

1.1.28. “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

1.1.29. “Capitalized Lease Obligation” means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Borrower or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

1.1.30. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

1.1.31. “Collateral” means, collectively, (i) the Personal Property Collateral, (ii) the Mortgaged Properties, and (iii) any other Property in which the Collateral Agent is at any time granted a Lien as security for the Obligations.

1.1.32. “Collateral Agent” means Bank of Oklahoma, N.A., in its capacity as collateral agent for the Banks, Prudential and the other Secured Parties pursuant to this Agreement and the Prudential Intercreditor Agreement, or any successor collateral agent appointed pursuant to Section 4.9 of the Prudential Intercreditor Agreement.

1.1.33. “Collateral Documents” means the Security Agreement, the Mortgages and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

1.1.34. “Commitment” means, as to any Bank, such Bank’s obligation to (a) make Revolving Credit Loans to the Borrower and (b) purchase participations in Swing Line Loans and L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Bank’s name on such Bank’s signature page hereto or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.

1.1.35. “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

1.1.36. “Consolidated” and “Consolidating” mean the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the audited financial statements referred to in Section 4.2.

1.1.37. “Contingency Reserve” means accruals (other than de minimis accruals) for matters of a contingent nature that are generally infrequent or unusual and not in the ordinary course of the Borrower’s or its Subsidiaries’ businesses, excluding reserves for the Borrower’s and its Subsidiaries’ workers’ compensation and bodily injury and property damage programs.

1.1.38. “Debtor Relief Laws” means (i) the United States Bankruptcy Code, (ii) all other laws relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or reorganization, and (iii) all other similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

1.1.39. “Default” means an event or circumstance that, with the giving of notice, the passage of time, or both, would be a Matured Default.

1.1.40. “Defaulting Bank” means any Bank that (a) fails to fund its portion of a Revolving Loan, participation in a L/C Obligation or participation in a Swing Line Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) fails to pay over to the Administrative Agent or any other Bank any amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a proceeding pursuant to Debtor Relief Laws.

1.1.41. “Dollars” and the sign “$” mean lawful money of the United States of America.

1.1.42. “EBITDAR” means, for any period, the sum of Net Income plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Borrower and its Subsidiaries, (ii) Interest Expense, (iii) provisions for depreciation and amortization and (iv) Rental Expense, excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (b) any gains resulting from the write-up of assets, (c) any earnings of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of Acquisition, (d) any deferred credit representing the excess of equity in any such Subsidiary at the date of Acquisition over the cost of the investment in such Subsidiary, (e) any gains or losses from the acquisition of securities or the retirement or extinguishment of Indebtedness, (f) any gains on collections from the proceeds of insurance policies or settlements, (g) any restoration to income of any Contingency Reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (h) any income, gain or loss during such period from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments, and (i) any interest of the Borrower or any Subsidiary in the undistributed earnings (but not losses) of any Person which is not a Subsidiary of the Borrower, which in the aggregate will be deducted only to the extent they are positive, adjusted for minority interests in Subsidiaries.

1.1.43. “Eligible Accounts” means, as of any calculation date, any account (account receivable) of the Borrower or its Wholly Owned Subsidiaries (i) which arose from transportation, distribution, freight, hauling or warehousing services, or other ancillary services incidental thereto, furnished by the Borrower or a Wholly Owned Subsidiary, (ii) which is based upon a valid, enforceable and legally binding order or contract, (iii) which has been invoiced in accordance with the terms of such order or contract, (iv) for which the account debtor is unconditionally obligated to make payment, and (v) in and to which the Collateral Agent has an Acceptable Security Interest. The term “Eligible Accounts” shall exclude the following:

a. The portion of any account which is in dispute or as to which the account debtor has given notice that it claims right of rejection, return, recoupment, setoff, counterclaim, deduction or defense to payment;

b. Any account which is subject to any assignment, adverse claim or Lien;

c. Any account which is evidenced by, or as to which the Borrower or a Subsidiary has received, a note, chattel paper, draft, check, trade acceptance or other instrument in payment thereof or obtained a judgment with respect thereto;

d. Any right to payment arising under any lease of goods;

e. Any account as to which the account debtor is an Affiliate of the Borrower;

f. Any account as to which the account debtor is a governmental body, agency or authority;

g. Any account as to which the account debtor has died or is the subject of dissolution, liquidation, termination of existence, insolvency, business failure, receivership, bankruptcy, readjustment of debt, assignment for the benefit of creditors or similar proceedings;

h. Any account which is payable in a currency other than Dollars;

i. Any account which is due from an account debtor located outside the United States or incorporated/organized under the laws of a jurisdiction other than a state of the United States;

j. Any account which remains unpaid more than 90 days following the original invoice date;

k. Any account which is due and owing from an account debtor which has an outstanding balance under accounts which have been invoiced, if 10% or more of such balance has been outstanding more than 90 days beyond the original invoice date;

l. The amount of any account or accounts owed by the same account debtor which exceeds 20% of all Eligible Accounts; and

m. Any other account as to which the Administrative Agent has made a determination, in the reasonable exercise of its sole discretion, that the prospects for collection are doubtful.

1.1.44. “Environmental and Safety Laws” means all laws relating to pollution, the release or other discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 7401 et seq.), the Clean Air Act (42 U.S.C. Section 401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et seq.), each as the same may be amended and supplemented.

1.1.45. “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

1.1.46. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

1.1.47. “Eurocurrency Reserve Requirement” means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

1.1.48. “Excepted Liens” means the following Liens against Properties of the Borrower or any of its Subsidiaries: (i) deposits to secure payment of worker’s compensation, unemployment insurance and other similar benefits; (ii) Liens for property taxes not yet due or the validity or amount of which are being contested in good faith by appropriate proceedings and against which the Borrower has established reserves in conformity with GAAP; (iii) statutory Liens which (A) are being contested in good faith by appropriate legal proceedings and against which the Borrower has established reserves in conformity with GAAP or (B) arise in the ordinary course of business and secure obligations which are not yet due and not in default; (iv) Liens to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction, government or sales contracts and other similar obligations or otherwise to satisfy statutory or legal obligations, provided that in each such case such Liens (A) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money, the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of the Property so encumbered or materially impair the use thereof in the operation of its business; (v) title defects, title irregularities, easements, zoning restrictions, rights-of-way, encroachments, encumbrances on real property imposed by law or arising in the ordinary course of business and other title matters of a minor nature that in each case do not secure any monetary obligations and do not materially detract from the value of the affected Property or materially impair or interfere with the use thereof in the ordinary course of business; and (vi) attachment, judgment and other similar Liens arising in connection with court proceedings, provided, however, that such Liens are in existence for less than 30 days after the entry thereof or the execution or other enforcement thereof is effectively stayed, but only if the claims secured thereby are being contested in good faith by appropriate legal proceedings and the Borrower has established reserves in conformity with GAAP for such claims.

1.1.49. “Excess Cash on Hand” means, as of any date, the positive excess (if any) of (i) total unencumbered cash and cash equivalents (except for cash and cash equivalents encumbered by Liens in favor of the Collateral Agent) of the Borrower and its Subsidiaries on hand on such date in excess of $5,000,000, minus (ii) the total principal amount of all Loans outstanding hereunder on such date.

1.1.50. “Existing Subsidiaries” means STI, SCS and SMF.

1.1.51. “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

1.1.52. “Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of (i) Net Cash Flow for such period to (ii) Total Debt Service for the same period.

1.1.53. “GAAP” means generally accepted accounting principles in effect in the United States.

1.1.54. “Guarantors” means (i) SMF, (ii) any other Subsidiary hereafter formed or acquired by the Borrower, and (iii) any other Person that becomes a guarantor of all or a portion of the Obligations.

1.1.55. “Guaranties” means (i) the Second Restated Guaranty Agreement of SMF, in substantially the form of Exhibit A hereto, to be executed and delivered by SMF as of the Effective Date, and (ii) any other guaranty agreement or other instrument at any time executed and delivered by a Guarantor to guarantee payment and performance of the Obligations.

1.1.56. “Hazardous Materials” means (i) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous material,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (ii) any oil, petroleum or petroleum derived substances, (iii) any flammable substances or explosives, (iv) any radioactive materials, (v) asbestos in any form, (vi) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (vii) pesticides or (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

1.1.57. “Indebtedness” means with respect to any Person without duplication, (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (iv) redemption obligations in respect of mandatorily redeemable Preferred Stock; (v) obligations as lessee under Capital Leases; (vi) the amount of unfunded benefit liabilities (as defined in section 4001(a)(18) of ERISA); (vii) obligations under acceptance facilities; (viii) the outstanding balance of the purchase price of uncollected accounts receivable of such Person subject at such time to a sale of receivables or other similar transaction, regardless of whether such transaction is effected without recourse to such Person or in a manner which would not be reflected on the balance sheet of such Person in accordance with GAAP; (ix) obligations secured by any Liens (other than Excepted Liens), whether or not the obligations have been assumed; and (x) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss with respect to liabilities of a type described in any of the clauses above.

1.1.58. “Interest Expense” means, with respect to any period, the sum (without. duplication) of (i) all interest and prepayment charges in respect of any Indebtedness (including imputed interest in respect of Capitalized Lease Obligations and net costs of Rate Management Transactions) deducted in determining Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Net Income for such period, plus (ii) all debt discount and expenses amortized or required to be amortized in the determination of Net Income for such period.

1.1.59. “Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made and ending, as the Borrower may select pursuant to Sections 2.4 and 2.6, on the numerically corresponding day in the first, second, third or fourth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that the foregoing provisions relating to Interest Periods are subject to the following:

a. No Interest Period may extend beyond the Termination Date; and

b. If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

1.1.60. “Lending Office” means, with respect to any Bank the Lending Office of such Bank (or of an Affiliate of such Bank) designated on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Borrower and the Administrative Agent as the office at which its Loans are to be made and maintained.

1.1.61. “Letter of Credit” means any letter of credit issued pursuant to Section 2.2.

1.1.62. “L/C Issuer” means Bank of Oklahoma, N.A., in its capacity as the issuer of Letters of Credit hereunder, and each of its successors in such capacity as provided in Section 2.2.13. In the event that any other Bank hereunder issues one or more Letters of Credit at the request of the L/C Issuer pursuant to Section 2.2.5, the term “L/C Issuer” shall mean such issuing Bank with respect to the Letters of Credit issued by such Bank.

1.1.63. “L/C Obligations” means the aggregate undrawn face amount of all outstanding Letters of Credit and outstanding obligations of the Borrower to reimburse the Administrative Agent (for the account of the L/C Issuer) for all drawings under a Letter of Credit.

1.1.64. “Leverage Ratio” means, as of the last day of any completed fiscal quarter of the Borrower, the ratio of (i) Total Indebtedness, minus, during the Adjusted Covenant Period only, Excess Cash on Hand, as of such date, to (ii) Adjusted EBITDAR for the period of four (4) consecutive fiscal quarters ending on such date.

1.1.65. “LIBOR Loan” means any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Rate.

1.1.66. “LIBOR Margin” shall have the meaning set forth on the Pricing Schedule.

1.1.67. “LIBOR Rate” means, (i) for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (1) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (2) one minus the Eurocurrency Reserve Requirement for such Interest Period, and (ii) to the extent the Base Rate on any day is determined by reference to the LIBOR Rate, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (x) the London Interbank Offered Rate in effect on such date for delivery of funds for one (1) month in an amount equal to the principal balance of the outstanding Revolving Loans, divided by (y) one minus the Eurocurrency Reserve Requirement then in effect for a one (1) month period.

1.1.68. “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), of preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

1.1.69. “Loans” means the Revolving Credit Loans and the Swing Line Loans, or any or all of them as the context may require.

1.1.70. “Loan Document” means this Agreement, the Notes, any Letters of Credit (and the application and/or reimbursement agreement executed by Borrower and required by the L/C Issuer or the Administrative Agent in connection with the issuance of same), the Guaranties, the Collateral Documents, and any and all other instruments executed or delivered by the Borrower and its Subsidiaries in connection with the foregoing, together with all amendments, substitutions, renewals and extensions thereof.

1.1.71. “London Interbank Offered Rate” applicable to any Interest Period for a LIBOR Loan means the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) as shown on the display designated as “British Bankers Association Interest Settlement Rates” on the Reuters Information Service for the purpose of displaying such rate at approximately 11:00 a.m. London time, two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits for a period, and in an amount, comparable to the Interest Period and principal amount of the LIBOR Loan which shall be made by Banks and outstanding during such Interest Period. In the event that such rate is not available on Reuters, then such offered rate shall be otherwise independently determined by the Administrative Agent from an alternate, substantially similar independent source available to the Administrative Agent or shall be calculated by the Administrative Agent by a substantially similar methodology as that theretofore used to determine such offered rate.

1.1.72. “Maintenance Capital Expenditures” means Capital Expenditures by the Borrower and its Subsidiaries during a particular period of determination (i) for purchases of tractors, trailers, and other revenue equipment deemed by the Borrower to be replacement purchases and (ii) to maintain long term assets (e.g., property, plant and equipment) in good working order.

1.1.73. “Majority Banks” means, at any time, Banks holding more than fifty percent (50%) of the then aggregate unpaid principal amount of the Outstanding Credit Exposure or, if no such principal amount is then outstanding, Banks representing more than fifty percent (50%) of the Revolving Credit Commitment. The outstanding portion of the Outstanding Credit Exposure held or deemed held by any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

1.1.74. “Matured Default” means any of the events or circumstances specified in Section 8, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

1.1.75. “Moody’s” means Moody’s Investors Service, Inc. and its successors.

1.1.76. “Mortgage” means, as to each Mortgaged Property, a real estate mortgage, deed of trust or other instrument to be executed by the Borrower or a Subsidiary in favor of the Collateral Agent in order to grant the Collateral Agent a Lien thereon to secure the Obligations and the Prudential Obligations.

1.1.77. “Mortgaged Properties” means (i) the terminal facilities located on the tract or tracts of land more particularly described on Schedule 1.1.77 attached hereto, (ii) any additional real Properties in which the Collateral Agent may be granted a Lien pursuant to the substitution provision set forth in Section 5.12, and (iii) any other real Properties (in addition to those described in the foregoing clauses (i) and (ii)) in which a Lien may at any time be granted to the Collateral Agent to secure the Obligations. As to each of such Properties, the term “Mortgaged Property” includes all land, buildings, structures, improvements, fixtures, and other property rights relating thereto which are considered real property under the laws of the state or jurisdiction in which such Property is located.

1.1.78. “Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

1.1.79. “Net Cash Flow” means Adjusted EBITDAR less the sum of Rental Expense, cash taxes, Maintenance Capital Expenditures, distributions (to the extent payment of such distributions was consented to by the Majority Banks), and treasury stock purchases (to the extent permitted by Section 7.13(b)).

1.1.80. “Net Income” means, for any period of determination, with respect to the Borrower on a Consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with GAAP.

1.1.81. “Net Orderly Liquidation Value” means, with respect to the Rolling Stock of the Borrowers and its Subsidiaries, the net amount, as estimated by an independent appraiser, that could be realized from an orderly liquidation sale, given a reasonable period of time to find a purchaser (or purchasers) with the Borrower being compelled to sell on an as-is, where-is basis.

1.1.82. “Net Worth” means, at any time of determination thereof, the Consolidated stockholders’ equity of the Borrower and its Subsidiaries.

1.1.83. “Notes” means the promissory notes, each dated January 28, 2008, delivered by the Borrower pursuant to Section 2.11 of the Existing Credit Agreement payable to the order of each respective Bank in the principal amount of its Commitment.

1.1.84. “Obligations” means (a) all liabilities, obligations and indebtedness, of every kind and description and howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now existing or hereafter arising, and whether joint, several, or joint and several, of the Borrower or any Subsidiary to the Banks, the Administrative Agent or the L/C Issuer, arising under or evidenced by this Agreement or any of the other Loan Documents, including the principal balance of the Loans, all interest accrued thereon (including interest accruing on the Notes after the commencement of any proceeding under any Debtor Relief Laws, notwithstanding any provision or rule of law which might restrict the rights of the Bank, as against the Borrower or any other Person, to collect such interest), all L/C Obligations, all loan fees, legal fees and other fees and expenses payable to the Banks and the Administrative Agent as set forth in this Agreement and the other Loan Documents, and all reimbursement and indemnification obligations as set forth in this Agreement and the other Loan Documents, (b) all Rate Management Obligations, and (c) all obligations under any Treasury Management Agreement between the Borrower or any Subsidiary and any Bank (or any Affiliate of a Bank).

1.1.85. “Officer’s Certificate” means a certificate signed in the name of the Borrower by an Authorized Officer of the Borrower, in substantially the form attached hereto as Exhibit E.

1.1.86. “Operating Lease” means any lease of any property (whether real, personal or mixed) which is not a Capital Lease.

1.1.87. “Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Revolving Credit Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the L/C Obligations and Swing Line Loans outstanding at such time.

1.1.88. “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.1.89. “Permitted Acquisition” means an Acquisition permitted under Section 7.3(h).

1.1.90. “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

1.1.91. “Personal Property Collateral” means all of the following items and types of personal property of the Borrower and its Subsidiaries, of every kind and character, whether now owned and existing or hereafter acquired or arising, wherever located, together with all accessions thereto, substitutions and replacements therefor, and all proceeds (including insurance proceeds) and products thereof: (i) all accounts, accounts receivable, contracts, contract rights, electronic chattel paper, tax refunds, indemnification rights, warranty claims, commercial tort claims, and general intangibles, (ii) all Rolling Stock, furniture, fixtures, machinery, equipment, tools, tooling, inventory and other goods, (iii) all patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software license rights, and other intellectual property rights, (iv) all securities, financial assets and other investment property, (v) all promissory notes, instruments, chattel paper and documents, (vi) all letter-of-credit rights, (vii) all as-extracted collateral, (viii) all deposit accounts and certificates of deposit, (ix) all cash, cash equivalents and money, and (x) all Equity Interests held by the Borrower in its Subsidiaries.

1.1.92. “Plan” means any defined benefit pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

1.1.93. “Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

1.1.94. “Pricing Schedule” means the designated Schedule set forth as Schedule 1.1.94 hereto.

1.1.95. “Principal Office” means the principal office of each Bank, as listed on its signature page hereto.

1.1.96. “Pro Rata Share” means the proportion which each Bank’s Commitment bears to the Revolving Credit Commitment at the time of determination thereof.

1.1.97. “Property” means any asset or property, whether real, personal or mixed, tangible or intangible, which is now or at any time hereafter owned, operated or leased by the Borrower or any Subsidiary.

1.1.98. “Prudential” means, individually and collectively, The Prudential Insurance Company of America and any other holders from time to time of the Prudential Term Notes, and each of their respective successors and assigns.

1.1.99. “Prudential Agreement” means the Amended and Restated Master Shelf Agreement, dated as of the Effective Date, to be entered into between the Borrower and Prudential, as it may be amended from time to time.

1.1.100. “Prudential Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated as of the Effective Date among Prudential, the Administrative Agent and the Collateral Agent, as it may be amended or modified from time to time.

1.1.101. “Prudential Note Documents” means, collectively, the Prudential Agreement, the Prudential Term Notes and the Prudential Note Guaranties, and any and all other instruments executed or delivered by the Borrower and its Subsidiaries in connection with the foregoing, together with all amendments, substitutions, renewals and extensions thereof.

1.1.102. “Prudential Note Guaranties” means those certain guaranty agreements of the Note Guarantors (as defined in the Prudential Agreement) guarantying the payment of the Prudential Term Notes.

1.1.103. “Prudential Obligations” means all liabilities, obligations and indebtedness, of every kind and description and howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now existing or hereafter arising, and whether joint, several, or joint and several, of the Borrower or any Subsidiary to the holders of the Prudential Term Notes, arising under or evidenced by the Prudential Agreement or the Prudential Note Documents, including the principal balance of the Prudential Term Notes, all interest accrued thereon (including interest accruing on the Prudential Term Notes after the commencement of any proceeding under any Debtor Relief Laws, notwithstanding any provision or rule of law which might restrict the rights of any holder of the Prudential Term Notes, as against the Borrower or any other Person, to collect such interest), all yield-maintenance amounts, all fees and expenses (including legal fees) payable to the holders of the Prudential Term Notes as set forth in the Prudential Agreement and the Prudential Note Documents, and all reimbursement and indemnification obligations as set forth in the Prudential Agreement and the Prudential Note Documents.

1.1.104. “Prudential Term Notes” means all promissory notes issued under the terms of the Prudential Agreement.

1.1.105. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

1.1.106. “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions. For the purposes of this Agreement, the amount of the obligation under any Rate Management Transaction shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Rate Management Transaction had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Rate Management Transaction provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

1.1.107. “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.

1.1.108. “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.

1.1.109. “Related Party” means (i) any Shareholder, (ii) any executive officer or director of the Borrower, (iii) all individuals to whom such Persons are related by blood, adoption or marriage, and (iv) all Affiliates of the foregoing Persons.

1.1.110. “Rental Expense” means with reference to any period, the aggregate amount of all payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction, demolition and the like) for which the Borrower or Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all Operating Leases in effect at any time during such period.

1.1.111. “Rental Obligations” means with reference to any period, the aggregate amount of all future payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction, demolition and the like) for which the Borrower or Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all Operating Leases in effect at such period end that are not cancelable.

1.1.112. “Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulation thereunder, a withdrawal from a plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

1.1.113. “Revolving Credit Commitment” means the aggregate Commitments of the Banks. The initial amount of the Revolving Credit Commitment is $160,000,000.

1.1.114. “Revolving Credit Loans” has the meaning assigned to such term in Section 2.1.

1.1.115. “Rolling Stock” means new and used trucks, tractors, trailers, lifts and forklifts, together with all attachments and accessions to any of the foregoing, owned by the Borrower and its Subsidiaries and used or useable in the operation of their respective businesses.

1.1.116. “S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc., and its successors.

1.1.117. “SCS” means SCS Transportation, Inc., a Delaware corporation.

1.1.118. “SEC” means the Securities and Exchange Commission (or any governmental body or agency succeeding to the function of the Securities and Exchange Commission).

1.1.119. “Secured Parties” means (i) the Administrative Agent, (ii) the Banks, (iii) the L/C Issuer, (iv) all other Persons from time to time holding any of the Obligations or a participation therein, including any counterparty to a Rate Management Transaction, (v) the holders of the Prudential Term Notes, and (vi) all other Persons from time to time holding any of the Prudential Obligations or a participation therein.

1.1.120. “Security Agreement” means the Security Agreement, in substantially the form of Exhibit B hereto to be entered into by the Borrower, STI and SMF in favor of the Collateral Agent for the benefit of the Secured Parties.

1.1.121. “Shareholder” means any Person who owns, beneficially or of record, directly or indirectly, at any time during any year with respect to which a computation is being made, either individually or together with all persons to whom such Person is related by blood, adoption or marriage, 5% or more of the outstanding Equity Interests of the Borrower which by the terms thereof have ordinary voting power under ordinary circumstances to elect a majority of the board of directors of the Borrower.

1.1.122. “SMF” means Saia Motor Freight Line, LLC, a Louisiana limited liability company (formerly Saia Motor Freight Line, Inc.).

1.1.123. “Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

1.1.124. “STI” means Saia Transportation, Inc., a Delaware corporation.

1.1.125. “Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

1.1.126. “Swing Line Borrowing Notice” shall have the meaning set forth in Section 2.20.

1.1.127. “Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $5,000,000 in the aggregate.

1.1.128. “Swing Line Lender” means Bank of Oklahoma, N.A.

1.1.129. “Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.20.

1.1.130. “Tangible Assets” means the consolidated assets of the Borrower and its Subsidiaries less, without duplication, (i) all intangible assets, including goodwill, licenses, organizational expense, unamortized debt discount and expense carried as an asset, and any write-up in the book value of assets, and (ii) all reserves for depreciation and other asset valuation reserves (but excluding reserves for federal, state, and other income taxes), net of accumulated amortization.

1.1.131. “Tangible Net Worth” means, without duplication, as of any calculation date, Net Worth less (i) all intangible items, including goodwill, licenses, organizational expense, unamortized debt discount and expense carried as an asset and any write-up in the book value of assets, and (ii) all reserves for depreciation and other asset valuation reserves (but excluding reserves for federal, state, and other income taxes), net of accumulated amortization.

1.1.132. “Termination Date” means January 28, 2013.

1.1.133. “Total Debt Service” means the sum of Interest Expense, scheduled principal payments on long-term debt and Capital Lease payments.

1.1.134. “Total Indebtedness” means, as of any calculation date, the Consolidated Indebtedness of the Borrower and its Subsidiaries as of such date plus six (6) times Rental Expense for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

1.1.135. “Transfer” means, with respect to any item of Property, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

1.1.136. “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services by any Bank or any of its Affiliates to the Borrower or any of its Subsidiaries, including deposit accounts, funds transfer, overdraft, credit or debit card, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

1.1.137. “UCC” means the Uniform Commercial Code as adopted and in effect in the State of Oklahoma or any other relevant jurisdiction.

1.1.138. “Unused Portion Fee” means the fee required by Section 2.9.

1.1.139. “Vehicle Title Service Company” means VINtek, Inc. or any other Person designated by the Collateral Agent from time to time to hold certificates of title on Rolling Stock.

1.1.140. “Wholly Owned Subsidiary” means, with respect to the Borrower, any Subsidiary (i) all of the Equity Interests of which are, at the time as of which any determination is being made, owned by the Borrower either directly or through one or more other Wholly Owned Subsidiaries, and (ii) which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Borrower or a Wholly Owned Subsidiary) to acquire any Equity Interests in such Subsidiary.

1.2. Accounting Principles, Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial data, statements and certificates and reports as to financial matters required to be furnished hereunder (including financial ratios and other financial calculations) shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrower referred to in Section 4.2. If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or other financial calculation set forth in this Agreement, (i) such ratio or calculation shall continue to be made in accordance with GAAP as in effect on January 1, 2008, and (ii) the Borrower shall provide to the Administrative Agent and the Banks a reconciliation between such ratio or calculation made before and after giving effect to such Accounting Change. For purposes of this Section 1.2, an “Accounting Change” means (A) any change in accounting principles required by GAAP and implemented by the Borrower, (B) any change in accounting principles recommended by the Borrower’s independent accountants; and (C) any change in carrying value of the Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the audited financial statements referred to in Section 4.2. For purposes of determining compliance with the financial covenants contained in this Agreement, including those set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5, any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

1.3. Terms Defined in UCC. Except as otherwise defined herein, terms used herein that are defined in Article 9 of the UCC are used herein with the same meanings.

1.4. Construction. The following rules of interpretation and construction shall apply, unless the context otherwise requires: (a) all terms defined herein in the singular shall include the plural, as the context requires, and vice versa; (b) the descriptive headings of the sections of this Agreement are for convenience only and shall not be used in the construction of the content of this Agreement; (c) references to sections when used in this Agreement refer to specific sections of this Agreement; (d) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “or” is not exclusive; and (f) the term “including” (or any form thereof) is not intended to be limiting or exclusive.

1.5. Determination of Borrowing Base. Within 15 days after the Administrative Agent’s receipt of each Borrowing Base Report and other items to be delivered pursuant to Section 5.1.5 (but without being bound by the calculations set forth therein), or as promptly thereafter as is practical, the Administrative Agent shall determine the amount of the Borrowing Base. The Administrative Agent may at any other time, and shall at any time upon the request of the Majority Banks, redetermine the amount of the Borrowing Base in the event of changes in the items comprising the Borrowing Base, including (i) changes in the Appraised Value of any Mortgaged Properties, the Net Orderly Liquidation Value of Rolling Stock or the depreciated book value of Rolling Stock acquired subsequent to the most recent desktop appraisal of the Borrower’s Rolling Stock pursuant to Section 5.2.4, (ii) Transfers of Rolling Stock, and (iii) changes in the accounts constituting Eligible Accounts. Upon each determination of the Borrowing Base, the Administrative Agent shall give notice to the Borrower and each of the Banks of the redetermined amount of the Borrowing Base and the Available Borrowing Base then in effect.

2.	LENDING COMMITMENT

2.1. Revolving Credit Loans. Each Bank agrees, on the terms and conditions hereinafter set forth, to make its Pro Rata Share of Loans (each a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”) to the Borrower from time to time during the period from the Effective Date up to but not including the Termination Date, in an aggregate principal amount not to exceed at any time such Bank’s Commitment; provided, however, that (i) after giving effect to the making of any Revolving Credit Loan, the Aggregate Outstanding Credit Exposure, until the first calculation of the Borrowing Base, shall not exceed the Revolving Credit Commitment, and from and after the first calculation of the Borrowing Base shall not exceed the lesser of (A) the Revolving Credit Commitment, or (B) the Available Borrowing Base in effect on such date; and (ii) as to any Bank, the sum of its Pro Rata Share of the aggregate outstanding amount of the Revolving Credit Loans, plus such Bank’s Pro Rata Share of the outstanding amount of all L/C Obligations, plus such Bank’s Pro Rata Share of the outstanding amount of all Swing Line Loans, until the first calculation of the Borrowing Base, shall not exceed such Bank’s Commitment, and from and after the first calculation of the Borrowing Base, shall not exceed the lesser of (A) such Bank’s Commitment or (B) such Bank’s Pro Rata Share of the Available Borrowing Base. Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1 may be repaid and reborrowed from time to time. Each Revolving Credit Loan which shall not utilize the Revolving Credit Commitment in full shall be in an amount not less than One Million and No/100 Dollars ($1,000,000.00). Any request for a Revolving Credit Loan for a lesser amount shall be made as a Swing Line Loan. Pursuant to the terms and conditions set forth herein, the Revolving Credit Loans may be outstanding as Base Rate Loans or LIBOR Loans. Each type of Revolving Credit Loan shall be made and maintained by each Bank at its Lending Office for such type of Loan. The failure of any Bank to advance its Pro Rata Share of any requested Revolving Credit Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation (if any) to make such Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Loans to be made by such other Bank.

2.2. Letters of Credit.

2.2.1. The L/C Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue stand-by and commercial letters of credit (each, a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify each Letter of Credit from time to time from and including the Effective Date and prior to the Termination Date upon the request of Borrower; provided that immediately after each such Letter of Credit is issued or modified, the aggregate outstanding principal amount of all outstanding L/C Obligations shall not exceed $100,000,000, and the aggregate principal amount of all Revolving Credit Loans and Swing Line Loans and all outstanding L/C Obligations shall not exceed the Revolving Credit Commitment. Each Letter of Credit shall have an expiry date not later than one year from the date of issuance, subject to renewal terms allowing for annual extensions, provided that in no event shall any Letter of Credit have a final expiry which is later than the thirtieth Business Day prior to the Termination Date.

2.2.2. Subject to Section 2.2.1, the Borrower shall give the L/C Issuer notice at least one (1) Business Day prior to the proposed date of issuance or modification of each Letter of Credit, specifying the account party (which must be Borrower or a Subsidiary), the beneficiary, the proposed date of issuance (or modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. The issuance or modification by the L/C Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Section 3 (the satisfaction of which the L/C Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the L/C Issuer and that Borrower and the account party (if other than Borrower) shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the L/C Issuer shall have reasonably requested (each, a “Letter of Credit Application Agreement”). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application Agreement, the terms of this Agreement shall control.

2.2.3. Notwithstanding anything to the contrary contained herein or in any Letter of Credit Application, the L/C Issuer shall not be under any obligation to issue any requested Letter of Credit if:

(a) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any legal requirement applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(b) except as otherwise agreed by the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;

(c) a default of any Bank’s obligations to fund under Section 2.2.7 exists or any Bank is at such time a Defaulting Bank hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Bank to eliminate the L/C Issuer’s risk with respect to such Bank; or

(d) the beneficiary of a Letter of Credit which is requested to be issued does not accept the proposed Letter of Credit.

2.2.4. Upon the issuance of each Letter of Credit, the Borrower shall (i) pay a fee to the Administrative Agent, for the pro-rata benefit of all Banks, equal to, as of any date of determination thereof, the amount set forth on the Pricing Schedule, and (ii) pay to the L/C Issuer for its own account an issuance fee equal to 0.125% of the face amount of such Letter of Credit.

2.2.5. In the event that the beneficiary of any Letter of Credit requested to be issued hereunder will not accept a Letter of Credit issued by the L/C Issuer, the L/C Issuer will use commercially reasonable efforts to arrange for another Bank to issue the requested Letter of Credit. The Borrower shall pay any issuance or fronting fees charged by the issuing Bank, and the Borrower acknowledges that such fees may be higher than the issuance fee provided for in Section 2.2.4.

2.2.6. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the L/C Issuer or the Bank, the L/C Issuer hereby grants to each Bank, and each Bank hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Bank’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the L/C Issuer such Bank’s Pro Rata Share of each payment made by the L/C Issuer upon any drawing and not reimbursed by the Borrower on the Letter of Credit Payment Date as provided in Section 2.2.7, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.2.6 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Default or reduction or termination of the Revolving Credit Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

2.2.7. Upon receipt from the beneficiary of any demand for payment under any Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent as to the amount to be paid by the L/C Issuer as a result of such demand and the proposed payment date (each a “Letter of Credit Payment Date”). The Borrower and any other applicable account party shall be irrevocably and unconditionally obligated to reimburse the L/C Issuer on or by the applicable Letter of Credit Payment Date for any amounts to be paid by the L/C Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. All such amounts paid by the L/C Issuer and remaining unpaid by the Borrower and any other applicable account party shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (i) the applicable Adjusted Base Rate for such day if such day falls on or before the applicable Letter of Credit Payment Date and (ii) the sum of 2% plus the Adjusted Base Rate applicable for such day if such day falls after such Letter of Credit Payment Date.

2.2.8. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Bank of such drawing, the payment amount then due from the Borrower in respect thereof and such Bank’s Pro Rata Share thereof. Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent (for the account of the L/C Issuer) its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.1 with respect to Revolving Credit Loans made by such Bank, and the amounts so paid to the Administrative Agent shall be deemed Revolving Credit Loans for purposes of this Agreement.

2.2.9. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder, and the result shall be to increase the cost to the L/C Issuer of issuing or maintaining any Letter of Credit, or reduce any amount receivable hereunder by the L/C Issuer in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the L/C Issuer’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the L/C Issuer, the Borrower agrees to pay to the L/C Issuer, from time to time as specified by the L/C Issuer, such additional amounts as shall be sufficient to compensate the L/C Issuer for such increased costs or reductions in amounts received by the L/C Issuer. A certificate of the L/C Issuer submitted by the L/C Issuer to the Borrower shall be conclusive as to the amount thereof in the absence of manifest error.

2.2.10. The obligations of Borrower and any other applicable account parties under this Section 2.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower or any of the foregoing account parties may have or have had against the L/C Issuer or any beneficiary of a Letter of Credit. The Borrower and the applicable account parties further agree with the L/C Issuer that the obligation for reimbursement in respect of any Letter of Credit shall not be affected by the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower and any other applicable account parties, or any of their Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or any other applicable account parties, or any of their Affiliates, against the beneficiary of any Letter of Credit or any such transferee. The responsibility of the L/C Issuer to the Borrower shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. The L/C Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower and any other applicable account parties agree that any action taken or omitted by the L/C Issuer under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence or willful misconduct, shall be binding upon them and shall not put the L/C Issuer under any liability to any of them.

2.2.11. The L/C Issuer shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the L/C Issuer.

2.2.12. The Borrower hereby agrees to indemnify and hold harmless the L/C Issuer, and its respective directors, officers and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which the L/C Issuer may incur (or which may be claimed against the L/C Issuer by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the L/C Issuer may incur by reason of or on account of the L/C Issuer issuing any Letter of Credit which specifies that the term “beneficiary” included therein includes any successor by operation of law of the named beneficiary, but which Letter of Credit does not require that any drawing by any such successor beneficiary be accompanied by a copy of a legal document, satisfactory to the L/C Issuer, evidencing the appointment of such successor beneficiary; provided that Borrower shall not be required to indemnify the L/C Issuer for any claims, damages, losses, liabilities, costs or expenses (x) to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the L/C Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) the L/C Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit or (y) which are the subject of or are incurred in connection with any litigation or proceeding with respect to which (i) the Borrower or any other applicable account parties, or their Affiliates, on the one hand, and (ii) the L/C Issuer, on the other hand, are directly opposing parties and with respect to which a final, non-appealable judgment has been rendered in favor of the Borrower or such other applicable account party or their Affiliates by a court of competent jurisdiction. Nothing in this Section 2.2.12 is intended to limit the obligations of Borrower under any other provision of this Agreement.

2.2.13. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Banks of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.2.4. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.3. Reduction of Revolving Credit Commitment.

2.3.1. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitment, provided that each partial reduction shall be in the amount of at least One Million and No/100 Dollars ($1,000,000.00), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the aggregate outstanding and unpaid principal amount of the Revolving Credit Loans, Swing Line Loans and Letters of Credit shall exceed the Revolving Credit Commitment. Any reduction in part of the unused portion of the Banks’ Commitments shall be made in the proportion that each Bank’s Commitment bears to the Revolving Credit Commitment. The Revolving Credit Commitment, once so reduced or terminated, may not be reinstated.

2.3.2. Upon any prepayment by the Borrower of any principal portion of the Prudential Term Notes during the Adjusted Covenant Period (but excluding any scheduled principal payments made in accordance with the principal installment due dates set forth in the respective Prudential Term Notes), the Revolving Credit Commitment shall be reduced by an amount equal to the amount of such prepayment and the Borrower shall, simultaneously with such prepayment on the Prudential Term Notes, prepay Revolving Credit Loans (or, if necessary, cash collateralize the outstanding Letters of Credit) in an amount equal to the amount, if any, by which the Aggregate Outstanding Credit Exposure exceeds the reduced amount of the Revolving Credit Commitment. Any such reduction in the Revolving Credit Commitment shall reduce each Bank’s Commitment in the proportion that such Bank’s Commitment bears to the Revolving Credit Commitment. The Revolving Credit Commitment, once so reduced, may not be reinstated.

2.4. Notice and Manner of Borrowing. The Borrower shall give the Administrative Agent notice of any Revolving Credit Loans under this Agreement prior to 12:00 noon on the day of each Base Rate Loan, and at least three (3) Business Days before each LIBOR Loan, specifying: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan; and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto, which notice shall be in form and content as set forth on Exhibit C hereto (a “Borrowing Notice”). The Administrative Agent shall promptly notify each Bank of its receipt of a Borrowing Notice. Not later than 1:00 p.m. on the date of such Revolving Credit Loan, each Bank will make available to the Administrative Agent at the Administrative Agent’s Principal Office in immediately available funds, such Bank’s Pro Rata Share of such Revolving Credit Loan. After the Administrative Agent’s receipt of such funds, not later than 1:00 p.m. on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Section 3, the Administrative Agent will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the following account with the Administrative Agent: Account styled Saia, Inc. Operating Account, No. 209908769. All times shall be based on Central Time. All Borrowing Notices shall be irrevocable and shall be given not later than 12:00 noon on the day which is not less than the number of Business Days specified above for such Borrowing Notice.

2.5. Non-Receipt of Funds by Agent.

2.5.1. Unless the Administrative Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Administrative Agent for a Revolving Credit Loan to be made by such Bank that such Bank will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Bank has made such funds available to the Administrative Agent on the date of such Revolving Credit Loan in accordance with Section 2.4 and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such funds available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower by the Administrative Agent until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first three days and thereafter at the interest rate then applicable to the Revolving Credit Loans. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Revolving Credit Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such proposed Revolving Credit Loan.

2.5.2. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for the first three days and thereafter at the interest rate then applicable to the Revolving Credit Loans.

2.6. Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Revolving Credit Loan into another type of Revolving Credit Loan or to renew all or part of a Revolving Credit Loan by giving the Administrative Agent written notice by submitting to the Administrative Agent an Interest Rate Election Notice, in form and content as set forth on Exhibit D hereto, at least one (1) Business Day before conversion into a Base Rate Loan, at least three (3) Business Days before conversion into or renewal of a LIBOR Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Revolving Credit Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto, including one-month, two-month, three-month or four-month durations; provided that (a) the minimum principal amount of each Revolving Credit Loan outstanding after a renewal or conversion shall be Two Hundred Thousand and No/100 Dollars ($200,000.00) in the case of Base Rate Loans, and One Million and No/100 Dollars ($1,000,000.00) in the case of LIBOR Loans; and (b) LIBOR Loans may be converted only on the last day of the Interest Period for such Loan. The Administrative Agent shall promptly notify each Bank of each such notice. All conversions and renewals shall be made in accordance with each Bank’s Pro Rata Share of the amount to be converted or renewed. All notices given under this Section 2.6 shall be irrevocable and shall be given not later than 10:00 a.m. (Central time) on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Administrative Agent the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Base Rate Loan on the last day of the Interest Period for such Loan. Notwithstanding anything provided in this Section 2.6 or in Section 2.4, the Borrower shall have no more than six (6) LIBOR Loans outstanding at any one time.

2.7. Settlement. It is agreed that each Bank’s funded portion of the Revolving Credit Loans is intended by the Banks to be equal at all times to such Bank’s Pro Rata Share of the outstanding Revolving Credit Loans. Notwithstanding such agreement, the Administrative Agent, and the other Banks agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Credit Loans shall take place on a periodic basis in accordance with the following provisions:

2.7.1. The Administrative Agent shall request settlement (“Settlement”) with the Banks on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (1) with respect to each outstanding Revolving Credit Loan, and (2) with respect to collections received, in each case, by notifying the Banks of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. (Tulsa, Oklahoma time) on the date of such requested Settlement (the “Settlement Date”). Each Bank shall make the amount of such Bank’s Pro Rata Share of the outstanding principal amount of the Revolving Credit Loan with respect to which Settlement is requested available to the Administrative Agent in same day funds to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m. (Tulsa, Oklahoma time), on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Section 3 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amount of the applicable Revolving Credit Loan and, together with the portion of such Revolving Credit Loan representing Bank’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Banks. If any such amount is not made available to the Administrative Agent by any Bank on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Loans.

2.7.2. Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Administrative Agent, each other Bank shall irrevocably and unconditionally purchase and receive from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Revolving Credit Loan to the extent of such Bank’s Pro Rata Share thereof by paying to the Administrative Agent, in same day funds, an amount equal to such Bank’s Pro Rata Share of such Revolving Credit Loan. If such amount is not in fact made available to the Administrative Agent by any Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Loans.

2.7.3. From and after the date, if any, on which any Bank purchases an undivided interest and participation in any Revolving Credit Loan pursuant to subsection (ii) above, the Administrative Agent shall, subject to reimbursement to the Administrative Agent for any amounts due from such Bank, promptly distribute to such Bank at such address as such Bank may request in writing, such Bank’s Pro Rata Share of all payments of principal and interest received by the Administrative Agent in respect of such Revolving Credit Loan.

2.7.4. The Administrative Agent shall record on its books the principal amount of the Revolving Credit Loans owing to each Bank. In addition, each Bank is authorized, at such Bank’s option, to note the date and amount of each payment or prepayment of principal of such Bank’s Revolving Credit Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

2.7.5. All Revolving Credit Loans shall be made by the Banks simultaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Bank shall be responsible beyond such Bank’s Commitment set forth in Section 2.1 hereof for any failure by any other Bank to perform its obligation to make any Revolving Credit Loans hereunder, (b) no failure by any Banks to perform its obligation to make any Revolving Credit Loan hereunder shall excuse any other Bank from its obligation to make any Revolving Credit Loans hereunder, and (c) the obligations of each Bank hereunder shall be several, not joint and several.

2.8.	Interest.
	2.8.1.	The Loans shall bear interest as follows:

(a) The outstanding principal amount of the Base Rate Loans shall bear interest on each day at the Adjusted Base Rate for that day, but in any event not less than the rate of three percent (3%) per annum. Any change in the Adjusted Base Rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

(b) The outstanding principal amount of each LIBOR Loan shall bear interest for the applicable Interest Period at the Adjusted LIBOR Rate applicable to such Interest Period, but in any event not less than the rate of three percent (3%) per annum.

(c) The outstanding principal amount of each Swing Line Loan shall bear interest on each day at the Adjusted Base Rate for that day, but in any event not less than the rate of three percent (3%) per annum.

2.8.2. Interest on each Loan shall be calculated on the basis of a year consisting of 360 days and for the actual number of days elapsed.

2.8.3. Interest on the Loans shall be paid in arrears in immediately available funds to the Administrative Agent at its Principal Office for the account of the applicable Lending Office of each Bank as follows:

(a) For each Base Rate Loan, on the first (1st) day of each month commencing the first such date after such Loan is made and continuing until the earlier of (i) the date such Base Rate Loan is paid in full or (ii) the Termination Date.

(b) For each LIBOR Loan, on the earlier of the last day of the Interest Period with respect to such LIBOR Loan and, if the applicable Interest Period begins in one calendar quarter and ends in a subsequent calendar quarter, on the first day of each calendar quarter during such Interest Period.

(c) For each Swing Line Loan, on the first (1st) day of each month commencing the first such date after such Swing Line Loan is made and continuing until the earlier of (i) the date such Swing Line Loan is paid in full or (ii) the Termination Date.

2.8.4. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan, or (ii) in the case of any other amount, 2% plus the Adjusted Base Rate.

2.9. Unused Portion Fee. The Borrower agrees to pay to the Administrative Agent for the account of the Banks an Unused Portion Fee on the average daily unused portion of the Revolving Credit Commitment from the Effective Date until the Termination Date at the rate determined in accordance with the Pricing Schedule. The Unused Portion Fee shall be payable in arrears on the first (1st) day of each quarter during the term of this Agreement and on the Termination Date. Upon receipt of any Unused Portion Fees, the Administrative Agent will promptly thereafter cause to be distributed such payments to the Banks in accordance with each Bank’s Pro Rata Share of such payments.

2.10. Notes. The Revolving Credit Loans made by the Banks under this Agreement shall be evidenced by the Notes. Each Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note held by it the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal amount received by such Bank for the account of its applicable Lending Office on account of its Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by such Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note held by such Bank.

2.11.	Required Payments.
	2.11.1.	All Revolving Credit Loans shall be repaid in full on the Termination Date.

2.11.2. Upon each redetermination by the Administrative Agent pursuant to Section 1.5 of the amount of the Available Borrowing Base then in effect, if the Aggregate Outstanding Credit Exposure exceeds the Available Borrowing Base (as so determined by the Administrative Agent), then within ten Business Days after receipt of notice from the Administrative Agent of the redetermined amount of the Available Borrowing Base, the Borrower shall prepay Revolving Credit Loans (or, if necessary, cash collateralize the outstanding Letters of Credit) in an aggregate amount equal to such excess. To the extent any required prepayment would be applied to outstanding LIBOR Loans and no Default or Matured Default has occurred and is continuing, such portion, including interest thereon through the end of the then-current Interest Period applicable thereto, shall be deposited in a deposit account with the Administrative Agent, such account to be under the sole dominion and control of the Administrative Agent and not subject to withdrawal by the Borrower, and withdrawn for application to such LIBOR Loans at the end of the then-current Interest Periods applicable thereto (or earlier, upon and at any time after the occurrence and continuance of a Matured Default). The Administrative Agent shall not pay any interest to the Borrower on any amounts held in such account.

2.11.3. Upon any reduction of the Revolving Credit Commitment pursuant to Section 2.3.1 or 2.3.2, the Borrower will be required to prepay Revolving Credit Loans (or, if necessary, cash collateralize outstanding Letters of Credit) to the extent the Aggregate Outstanding Credit Exposure exceeds the reduced amount of the Revolving Credit Commitment.

2.12. Optional Prepayments. The Borrower may, upon at least one Business Day’s prior notice to the Administrative Agent in the case of Base Rate Loans and at least three Business Days’ prior notice to the Administrative Agent in the case of LIBOR Loans, pay the Loans, without premium or penalty, in whole or in part with accrued interest to the date of such payment on the amount paid, provided that LIBOR Loans may be paid, without premium or penalty, only on the last day of the Interest Period for such Loans. Upon receipt of any such payments, the Administrative Agent will promptly thereafter cause to be distributed such payment to each Bank for the account of its applicable Lending Office its Pro Rata Share of such payment.

2.13. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than 3:00 p.m. (Central time) on the date when due in lawful money of the United States to the Administrative Agent at its Principal Office for the account of the applicable Lending Office of each Bank in immediately available funds. The Administrative Agent will promptly thereafter cause to be distributed (1) such payments of principal and interest in like funds to each Bank for the account of its applicable Lending Office based upon its Pro Rata Share thereof and (2) other fees payable to any Bank to be applied in accordance with the terms of this Agreement. The Borrower hereby authorizes the Administrative Agent and each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

2.14. Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower for general corporate purposes including financing Permitted Acquisitions, working capital, drawings under Letters of Credit, and Capital Expenditures. All Loans outstanding under the Existing Credit Agreement as of the Effective Date shall be continued as Loans made hereunder. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or to extend credit to any Persons for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation U.

2.15. Illegality. Notwithstanding any other provision in this Agreement, if any Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Bank (or its Lending Office) to maintain or fund its LIBOR Loans, then upon thirty (30) days notice to the Borrower (with a copy to the Administrative Agent) by such Bank the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to each Bank under this Agreement shall be repaid (a) immediately upon demand of such Bank if such change or compliance with such request, in the judgment of such Bank, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

2.16. Disaster. Notwithstanding anything to the contrary herein, if the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement, or if the Majority Banks determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Rate, upon the basis of which the rate of interest for any such type of Loan is to be determined do not accurately cover the cost to the Banks of making or maintaining such type of Loans, then the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Banks to make LIBOR Loans, shall be suspended until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (b) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

2.17. Increased Cost. From time to time upon 30 days’ prior notice to the Borrower from a Bank (with a copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of the applicable Bank such amounts as any Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank under this Agreement or its Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the Effective Date in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Bank of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (1) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction where the Principal Office or such Lending Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Rate); or (3) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities). Such Bank will notify the Borrower (with a copy to the Administrative Agent) of any event occurring after the Effective Date which will entitle such Bank to compensation pursuant to this Section 2.17 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by any Bank for purposes of this Section 2.17 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate any such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

2.18. Risk-Based Capital. In the event that any Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by such Bank or any corporation controlling such Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Administrative Agent, for the account of the applicable Bank, such additional amount as shall be certified by the Bank to be the amount allocable to such Bank’s obligations to the Borrower hereunder. Such Bank will notify the Borrower (with a copy to the Administrative Agent) of any event occurring after the Effective Date that will entitle such Bank to compensation pursuant to this Section 2.18 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by any Bank for purposes of this Section 2.18 of the effect of any increase in the amount of capital required to be maintained by such Bank and of the amount allocable to such Bank’s obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

2.19. Funding Loss Indemnification. Upon notice to the Borrower from a Bank (with a copy to the Administrative Agent) the Borrower shall pay to the Administrative Agent for the account of the applicable Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred as a result of (a) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan, including payment upon acceleration of the Loans by the Administrative Agent pursuant to Section 8.1 or any prepayment of a LIBOR Loan under Sections 2.15 or 2.16; or (b) any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section 2.6.

2.20. Swing Line Loans.

2.20.1. Upon the satisfaction of the conditions precedent set forth in Section 3.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 3.1 as well, from and including the Effective Date and prior to the Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the aggregate Commitment, and provided further that at no time shall the Outstanding Credit Exposure of the Swing Line Lender exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

2.20.2. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Tulsa time) on the requested date of disbursement, which shall be a Business Day (“Borrowing Date”) of each Swing Line Loan, specifying (i) the applicable Borrowing Date, and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.

2.20.3. Promptly after receipt of a Swing Line Borrowing Notice, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available to the Borrower on the Borrowing Date.

2.20.4. Each Swing Line Loan shall be paid in full by the Borrower on demand. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Bank (including the Swing Line Lender) to make a Revolving Credit Loan in the amount of such Bank’s Pro Rata Share of such Swing Line Loan for the purpose of repaying such Swing Line Loan. Not later than noon (Tulsa time) on the date of any notice received pursuant to this Section 2.20.4, each Bank shall make available its required Revolving Credit Loan, in funds immediately available in Tulsa to the Administrative Agent at its address specified, pursuant to Section 2.4. Revolving Credit Loans made pursuant to this Section 2.20.4 shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into LIBOR Loans in the manner provided in Section 2.6 and subject to the other conditions and limitations set forth in this Section 2. Unless a Bank shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 3.1 or 3.2 had not then been satisfied, such Bank’s obligation to make Revolving Credit Loans pursuant to this Section 2.20.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Bank fails to make payment to the Administrative Agent of any amount due under this Section 2.20.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Administrative Agent receives such payment from such Bank or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Bank fails to make payment to the Administrative Agent of any amount due under this Section 2.20.4, such Bank shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Credit Loan, and such interest and participation may be recovered from such Bank together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

3.	CONDITIONS PRECEDENT

3.1. Conditions Precedent to Effective Date. The obligations of the Banks to make Loans (including Swing Line Loans) and of the L/C Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.1):

3.1.1. The Administrative Agent shall have received from the Borrower and each Bank party hereto (such Banks to constitute at least the Majority Banks) either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

3.1.2. The Administrative Agent shall have received the Guaranty, duly executed by SMF.

3.1.3. The Administrative Agent shall have received a Borrowing Notice with respect to the Loans, if any, to be made on the Effective Date.

3.1.4. The Administrative Agent shall have received (i) copies of the articles or certificate of incorporation or organization of the Borrower and each of its Subsidiaries, together with all amendments, certified by the appropriate governmental officer in its jurisdiction of incorporation or organization, (ii) a certificate of good standing for the Borrower and each of its Subsidiaries, certified by the appropriate governmental officer in its jurisdiction of incorporation or organization, (iii) copies, certified by the Secretary or Assistant Secretary of the Borrower and each of its Subsidiaries, of its bylaws, operating agreement or other internal governance documents, together with all amendments thereto, and (iv) copies, certified by the Secretary or Assistant Secretary of the Borrower and each of its Subsidiaries, of the resolutions or actions of its Board of Directors or other governing body authorizing the execution of the Loan Documents to which it is a party.

3.1.5. The Administrative Agent shall have received an incumbency certificate, executed by a Secretary or Assistant Secretary of the Borrower and each of its Subsidiaries, which shall identify by name and title and bear the signatures of the Authorized Officers of the Borrower and each of its Subsidiaries authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, the Authorized Officers of the Borrower authorized to submit borrowing requests and Interest Rate Election Notices, upon which certificate the Administrative Agent shall be entitled to rely until informed of any change in writing by an Authorized Officer.

3.1.6. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions set forth in Sections 3.2.1 and 3.2.2.

3.1.7. The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower dated as of the Effective Date addressed to the Administrative Agent and each of the Bank certifying that, as of such date, the Borrower and each of its Subsidiaries is Solvent (assuming with respect to each Guarantor, that the fraudulent transfer savings language contained in the Guaranty applicable to such Guarantor will be given full effect);

3.1.8. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Banks and dated the Effective Date) of Bryan Cave LLP, counsel to the Borrower and the Existing Subsidiaries, covering the matters set forth in Schedule 3.1.8 and such other matters as the Administrative Agent or the Majority Banks shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

3.1.9. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.5 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and name the Collateral Agent as an additional insured thereunder.

3.1.10. The Borrower shall have paid to the Administrative Agent, for the account of each Bank that consents to the amendments to the Existing Credit Agreement evidenced by this Agreement, an upfront amendment fee in an amount equal to 0.50% (50 basis points) of such Bank’s Commitment.

3.1.11. The Administrative Agent shall have received payment of all other fees and other amounts due and payable on or prior to the Effective Date, including the fees set forth in the separate fee letter between the Administrative Agent and the Borrower and, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

3.1.12. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Prudential Agreement has been executed and delivered by the parties thereto, and the terms and provisions of the Prudential Agreement shall be acceptable to the Administrative Agent.

3.1.13. The Prudential Intercreditor Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect.

3.1.14. The Collateral Agent shall have received the Security Agreement, duly executed by the Borrower, STI and SMF.

3.1.15. The Collateral Agent shall have received all appropriate evidence required by the Collateral Agent in the reasonable exercise of its sole discretion necessary to determine that, subject to compliance with Sections 5.12 and 5.13, arrangements have been made for the Collateral Agent for the benefit of Secured Parties to have an Acceptable Security Interest in the Personal Property Collateral, including the delivery to the Collateral Agent of (i) such financing statements (or amendments) under the UCC for filing in such jurisdictions as the Collateral Agent may require, (ii) any other documents, agreements or instruments necessary to create an Acceptable Security Interest in the Personal Property Collateral described therein, (iii) such certificates, powers executed in blank, and other documents, agreements or instruments necessary to create and perfect an Acceptable Security Interest in all Equity Interests, including Equity Interests in Subsidiaries of the Borrower, included in the Personal Property Collateral, (iv) lien, tax and judgment searches conducted on the Borrower and its Subsidiaries reflecting no Liens other than Excepted Liens against any of the Personal Property Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement, and (v) lien releases with respect to any Personal Property Collateral currently subject to a Lien (other than Excepted Liens).

3.1.16. The Administrative Agent shall have received such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to any legal matters relating to the Borrower and each of its Subsidiaries, this Agreement or the other Loan Documents, all in form and substance satisfactory to the Administrative Agent and its counsel.

The Administrative Agent shall notify the Borrower and the Banks when each of the foregoing conditions required to be to the satisfaction of the Administrative Agent and/or the Collateral Agent has been satisfied (or waived pursuant to Section 11.1).

3.2. Conditions Precedent to All Credit Extensions. The obligation of each Bank to make any Loan and of the L/C Issuer to issue or extend any Letter of Credit shall be subject to the further conditions precedent that on and as of the date such Loan is to be made or such Letter of Credit is to be issued or extended:

3.2.1. The representations and warranties of the Borrower contained in Section 4 of this Agreement and all other Loan Documents to which it is a party and of each Guarantor in the Guaranty and all other Loan Documents to which it is a party shall be true and correct on and as though made on and as of such date and will remain true and correct after giving effect to the making of such Loan or issuance or extension of such Letter of Credit.

3.2.2. No Default or Matured Default shall have occurred and be continuing or would result from the making of such Loan or the issuance or extension of such Letter of Credit.

3.2.3. The Administrative Agent shall have received such other approvals, opinions, or documents as any Bank through the Administrative Agent may have reasonably requested.

Each request by the Borrower for a Loan or issuance or extension of a Letter of Credit shall constitute a representation and warranty by the Borrower that the statements in Sections 3.2.1 and 3.2.2 are true and correct.

4.	REPRESENTATIONS AND WARRANTIES

The Borrower represents, covenants and warrants as follows (all references to “Subsidiary” and "Subsidiaries” in this Section 4 shall be deemed omitted if the Borrower has no Subsidiaries at the time the representations herein are made and repeated):

4.1. Organization. The Borrower is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; and the Borrower has and each Subsidiary has the power to own its respective Property and to carry on its respective business as now being conducted. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. As of the date hereof, the only Subsidiaries of the Borrower are the Existing Subsidiaries.

4.2. Financial Statements. The Borrower has furnished to the Administrative Agent the following financial statements, certified by a principal financial officer of the Borrower: (i) a consolidated balance sheet of the Borrower and its Subsidiaries as of December 31 in each of the two fiscal years of the Borrower most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and a consolidated statement of shareholders’ equity of the Borrower and its Subsidiaries for each such year, all reported on by KPMG LLP or another nationally recognized public accounting firm; and (ii) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Borrower. All of the financial statements delivered to the Administrative Agent pursuant to this Section 4.2 (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Borrower and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Borrower and its Subsidiaries as of the dates thereof, and the statements of income, cash flows and stockholders’ equity fairly present the results of the operations of the Borrower and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise) operations or prospects of the Borrower and its Subsidiaries taken as a whole since the end of the most recent fiscal quarter for which financial statements have been furnished.

4.3. Actions Pending. Except as set forth in the filings made by the Borrower with the SEC, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, or any properties or rights of the Borrower or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, taking into account and giving effect to any applicable insurance coverage, would reasonably be expected to result in any material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, or any of its Subsidiaries which purports to affect the validity or enforceability of this Agreement or any Note.

4.4. Outstanding Indebtedness. Neither the Borrower nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by Section 7.2. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.

4.5. Title to Properties. SMF has good and marketable title to each of the Mortgaged Properties, and the Borrower and its Subsidiaries have good and marketable title to or valid leasehold interests in each of their other respective real Properties. The Borrower and each of its Subsidiaries have good title to all of their other respective Properties, including the Personal Property Collateral reflected in the most recent audited balance sheet referred to in Section 4.2 (other than Properties disposed of in the ordinary course of business). None of the foregoing Properties is subject to (a) any Lien of any kind other than Excepted Liens and Liens permitted by Section 7.1 or (b) any interests which could materially adversely affect the intended use of such Properties. All leases necessary in any material respect for the conduct of the respective businesses of the Borrower and its Subsidiaries are valid and subsisting and are in full force and effect. STI does not own any Properties other than the outstanding Equity Interests of SMF, and SCS does not own any Properties other than any common law rights in its corporate name.

4.6. Taxes. The Borrower has and each of its Subsidiaries (i) has filed all federal income tax returns which are required to be filed, (ii) to the best knowledge of the Authorized Officers of the Borrower and its Subsidiaries, has filed all state and other income tax returns which are required to be filed, and (iii) has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

4.7. Conflicting Agreements and Other Matters. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or any other Loan Documents, nor fulfillment of nor compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries pursuant to, the charter or by-laws of the Borrower or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower or any of its Subsidiaries is subject. Except as set forth in the Prudential Agreement, neither the Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower of the type to be evidenced by the Notes.

4.8. Use of Proceeds.

4.8.1. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

4.8.2. None of the proceeds of any Loan will be used to finance any offer to purchase, or any purchase of, Equity Interests in any other Person, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such Equity Interests, if such Equity Interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such Equity Interests, securities or rights (other than margin stock) representing less than 5% of the Equity Interests or beneficial ownership of such Person for portfolio investment purposes, if such offer or purchase has not been duly approved by the Equity Interest holders or the board of directors or equivalent governing body of such other Person prior to the date on which the Borrower requests that the Banks advance funds under such Loan.

4.9. ERISA. The Borrower and each Commonly Controlled Entity have satisfied the minimum funding standard (as defined in section 302 of ERISA and section 412 of the Code), with respect to each Plan (other than a Multiemployer Plan), and no waiver of such minimum funding standard has been sought or granted. No liability to the PBGC has been or is expected by the Borrower or any Commonly Controlled Entity to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Borrower or any Commonly Controlled Entity which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. The funding target attainment percentage (as defined in section 303(d) of ERISA and section 430(d) of the Code) for each Plan (other than a Multiemployer Plan) is not less than 80 percent. Neither the Borrower nor any Commonly Controlled Entity has incurred or currently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

4.10. Governmental Consent. Neither the nature of the Borrower or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the delivery of this Agreement or any other Loan Documents is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental or regulatory body in connection with the execution and delivery of this Agreement or other Loan Documents or fulfillment of or compliance with the terms and provisions hereof or thereof, except for filings with governmental bodies required in order to perfect the Collateral Agent’s Liens on the Collateral.

4.11. Environmental Compliance. The Borrower and its Subsidiaries and all of their respective Properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not be reasonably expected to result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole.

4.12. Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

4.13. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Banks by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Borrower or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Borrower can now reasonably foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Borrower or any of its Subsidiaries taken as a whole and which has not been set forth in this Agreement.

4.14. Interstate Commerce Act. Neither the Borrower nor any Subsidiary is a “rail carrier” or a person controlled by or affiliated with a “rail carrier” within the meaning of Title 49, U.S.C., and the Borrower is not a “carrier” to which 49 U.S.C. Section 11301(b)(1) is applicable.

4.15. Solvency. Each of the Borrower and SMF (assuming with respect to SMF, that the fraudulent transfer savings language contained in the Guaranty applicable to SMF will be given full effect, and assuming with respect to the Borrower that the Prudential Note Guaranties and the Guaranty are disregarded as obligations of SMF) is, and after the making of each Loan hereunder will be, Solvent.

4.16. Security Interests.

4.16.1. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the applicable UCC filing offices, the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Personal Property Collateral in which a security interest may be perfected by the filing of a financing statement under the UCC, in each case prior and superior in right to any other Person, other than Excepted Liens.

4.16.2. Each Mortgage with respect to a related Mortgaged Property is or will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on such Mortgaged Property and, when appropriate filings or registrations are made with the county clerk or recorder of the county in which such Mortgaged Property is located, such Mortgage will constitute a fully perfected Lien on all right, title and interest of the Borrower in such Mortgaged Property, prior and superior in right to any other Person, other than Excepted Liens.

4.17. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or any Subsidiary, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any Subsidiary operates. The insurance coverage of the Borrowers and its Subsidiaries as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 4.17.

5.	AFFIRMATIVE COVENANTS

So long as the Loans or any amount under any Loan Document shall remain unpaid, any Bank shall have any Commitment, or there shall exist any Outstanding Credit Exposure, the Borrower covenants as follows:

5.1. Financial Statements; Notice of Defaults. The Borrower will deliver to the Administrative Agent:

5.1.1. as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or, if earlier, such date as the Borrower is required to file a Quarterly Report on Form 10-Q with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an Authorized Officer of the Borrower, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to Section 5.1.6 below of copies of the Quarterly Report on Form 10-Q of the Borrower for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1.1 with respect to consolidated financial statements so long as such statements contained in such Quarterly Report on Form 10-Q are prepared in accordance with then current SEC and GAAP standards;

5.1.2. as soon as practicable and in any event within 90 days after the end of each fiscal year (or, if earlier, such date as the Borrower is required to file an Annual Report on Form 10-K with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Majority Bank(s) and, as to the consolidated statements, reported on by independent public accountants of recognized national standing selected by the Borrower whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Majority Bank(s) and, as to the consolidating statements, certified by an Authorized Officer of the Borrower; provided, however, that delivery pursuant to Section 5.1.6 below of copies of the Annual Report on Form 10-K of the Borrower for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1.2 with respect to consolidated financial statements so long as such statements contained in such Annual Report on Form 10-K are prepared in accordance with then current SEC and GAAP standards;

5.1.3. together with each delivery of financial statements required by Sections 5.1.1 and 5.1.2 above, an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Borrower and its Subsidiaries with the provisions of Sections 6.1, 6.2, 6.3, 6.4 and 6.5 hereof and stating that there exists no Default or Matured Default, or, if any Default or Matured Default exists, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

5.1.4. together with each delivery of financial statements required by Section 5.1.2 above, a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Default or Matured Default, or, if they have obtained knowledge of any Default or Matured Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Default or Matured Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

5.1.5. within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, commencing with respect to the fiscal quarter ending September 30, 2009, a Borrowing Base Report, an accounts aging report, and an updated list of all Rolling Stock, each prepared as of the last day of the applicable quarter and in form reasonably acceptable to the Administrative Agent, and with respect to the last quarterly period in each fiscal year, within 45 days after the end of such quarterly period, a preliminary accounts aging report (which the Banks acknowledge will be subject to year-end audit adjustments) and within 90 days after the end of such quarterly period, a Borrowing Base Report, an accounts aging report, and an updated list of all Rolling Stock, each prepared as of the last day of the applicable quarter and in form reasonably acceptable to the Administrative Agent;

5.1.6. promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the SEC;

5.1.7. promptly upon receipt thereof, a copy of each other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary;

5.1.8. immediately after any Authorized Officer obtains knowledge of a Default or Matured Default, an Officer’s Certificate specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

5.1.9. no later than February 15 of each year, a copy of the annual operating budget of Borrower and its Subsidiaries for such year; and

5.1.10. with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Bank may reasonably request.

5.2. Inspection of Property; Collateral Due Diligence.

5.2.1. The Borrower will permit any Person designated by any Bank in writing, at such Bank’s expense if no Default or Matured Default exists and at the Borrower’s expense if a Default or Matured Default does exist, to visit and inspect any of the Properties of the Borrower and its Subsidiaries, to examine the corporate books and financial records of the Borrower and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the principal officers of the Borrower and its independent public accountants, all at such reasonable times and as often as any Bank may reasonably request.

5.2.2. The Borrower will permit the Administrative Agent to obtain an appraisal of each Mortgaged Property within 120 days following the Effective Date. Each appraisal shall be prepared by an MAI real estate appraiser selected by the Administrative Agent, shall be conducted in accordance with all applicable requirements imposed pursuant to title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA)), and shall be satisfactory in form and substance to the Administrative Agent in the reasonable exercise of its sole discretion. Updated appraisals of each Mortgaged Property may be requested by the Administrative Agent at any time in the Administrative Agent’s reasonable exercise of its sole discretion. The Borrower will pay all reasonable costs and expenses actually incurred by the Administrative Agent in connection with each appraisal of each Mortgaged Property; provided, however, that prior to the occurrence of any Default or Matured Default, the Borrower shall not be required to pay the costs of more than one appraisal per year for each Mortgaged Property.

5.2.3. The Borrower will permit the Administrative Agent, through its authorized agents and representatives (who need not be employees of the Administrative Agent), to conduct periodic field audits of the Borrower and its Subsidiaries and to review its operations, books and records, credit policies, charge-off policies, collection procedures, methodology for eligibility calculations, and other matters relating to the value and maintenance of the Eligible Accounts and the Borrower’s financial reporting. The initial field audit will be conducted within 120 days following the Effective Date and subsequent field audits will be conducted annually thereafter. Additional field audits may be conducted at any time in the Administrative Agent’s reasonable exercise of its sole discretion. The Borrower will pay all reasonable costs and expenses actually incurred by the Administrative Agent in connection with the initial field audit and each field audit thereafter; provided, however, that prior to the occurrence of any Default or Matured Default, the Borrower shall not be required to pay the costs of more than one field audit per year.

5.2.4. The Borrower will permit the Administrative Agent to order and obtain desktop appraisals of the Borrower’s Rolling Stock (meaning appraisals of limited scope whereby the appraiser estimates the value of the Rolling Stock from his or her desk based on a current listing supplied to him or her, but without conducting a physical inspection of the Rolling Stock). Each desk-top appraisal shall be conducted by a qualified appraiser selected by the Administrative Agent and shall set forth the appraiser’s estimate of the Net Orderly Liquidation Value of the Borrower’s Rolling Stock. The initial desktop appraisal will be conducted within 90 days following the Effective Date and subsequent desktop appraisals will be obtained annually thereafter. Additional desktop appraisals may be conducted at any time in the Administrative Agent’s reasonable exercise of its sole discretion. The Borrower will pay all reasonable costs and expenses actually incurred by the Administrative Agent in connection with the initial desktop appraisal and each desktop appraisal thereafter; provided, however, that prior to the occurrence of any Default or Matured Default, the Borrower shall not be required to pay the costs of more than one desktop appraisal per year.

5.3. Covenant to Secure Obligations Equally. If the Borrower or any Subsidiary shall create or assume any Lien upon any of its Properties, whether now owned or hereafter acquired, other than (i) with respect to Indebtedness permitted under Section 7.2, Liens affecting assets of a Person acquired by the Borrower or one of its Subsidiaries (which Liens must be released and the debt secured thereby extinguished within forty-five (45) days following the consummation of the Acquisition), (ii) Liens permitted by the provisions of Section 7.1, and (iii) Liens created or assumed with the prior written consent of the Collateral Agent and the Majority Banks, the Borrower shall make or cause to be made effective provision whereby the Obligations and the Prudential Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.

5.4. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental and Safety Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.5. Insurance.

5.5.1. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower or any of its Subsidiaries, (i) insurance with respect to its Properties and business against such casualties and contingencies, of such types, on such terms and in such amounts as is customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any Subsidiary operates and (ii) such other insurance as may be required by the Loan Documents or applicable law.

5.5.2. The Borrower will, and will cause each of its Subsidiaries to, cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or to name the Collateral Agent as an additional insured, in form and substance satisfactory to the Collateral Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence of a Matured Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or a Subsidiary under such policies directly to the Collateral Agent; (ii) deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; and (iii) deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

5.5.3. If at any time the area in which any Mortgaged Property is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower will, or will cause SMF, to obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

5.6. Maintenance of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises; provided that nothing in this Section 5.6 shall prevent the abandonment or termination of the existence of any Subsidiary, or the rights or franchises of any Subsidiary or the Borrower if such abandonment or termination would not have a material adverse effect upon the business, condition (financial or otherwise) operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.7. Maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain and preserve all Property used or useful in its business in good working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to do so would not have a material adverse effect upon the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.8. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, prior to the time penalties would attach thereto, as well as lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such Properties or any part thereof; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be subject to an active challenge or contest initiated in good faith for which adequate reserves have been established in accordance with GAAP.

5.9. ERISA. The Borrower covenants that it and each of its Commonly Controlled Entities will deliver to the Administrative Agent promptly and in any event within 10 days after it knows or has reason to know of the occurrence of any event of the type specified in Section 8.1.14 notice of such event and the likely impact on the Borrower and its Subsidiaries. In the event it or any Commonly Controlled Entity has participated, now participates or will participate in any Plan or Multiemployer Plan, the Borrower covenants that it and any such Commonly Controlled Entity will deliver to the Administrative Agent: (i) promptly and in any event within 10 days after it knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event, together with a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto; (ii) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) promptly upon the reasonable request of the Administrative Agent, and in no event more than 10 days after such request, copies of each annual report on Form 5500 that is filed with the Internal Revenue Service, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500; (iv) promptly and in any event within 10 days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Borrower describing such event or condition; (v) promptly and in no event more than 10 days after its or any Commonly Controlled Entity’s receipt thereof, the notice concerning the imposition of any withdrawal liability under section 4202 of ERISA; and (vi) promptly after receipt thereof, a copy of any notice the Borrower or any Commonly Controlled Entity may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this Section 5.9 shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

5.10. Environmental Covenants.

5.10.1. The Borrower will maintain an environmental management system that is designed (A) to monitor the Borrower’s and its Subsidiaries’ compliance with Environmental and Safety Laws, and (B) to minimize the Borrower’s and its Subsidiaries’ exposure to liabilities under Environmental and Safety Laws, including, but not limited to, the Borrower’s and its Subsidiaries’ exposure to liabilities under contracts or agreements with its customers or partners. In addition, the environmental management system shall ensure that the Borrower’s and its Subsidiaries’ potential exposures to liabilities under Environmental and Safety Laws are adequately insured against pursuant to Section 5.5.

5.10.2. The Borrower will immediately notify the Administrative Agent of and provide the Administrative Agent with copies of any notifications of violations or notifications of discharges or releases or threatened releases or discharges of a Hazardous Materials on, upon, into or from any property of the Borrower or any Subsidiary, or any property where the Borrower or its Subsidiaries is conducting operations, which are received or are given or required to be given by or on behalf of the Borrower or any of its Subsidiaries to any federal, state or local governmental agency or authority if any of the foregoing may materially and adversely affect the Borrower or any of its Subsidiaries. Copies of such notifications shall be delivered to the Administrative Agent at the same time as they are delivered to the governmental agency or authority.

5.10.3. The Borrower further agrees promptly to undertake and pursue diligently to completion, or to cause its Subsidiaries to undertake and pursue diligently to completion, any appropriate and legally required remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Hazardous Material on, upon, into or from any property of the Borrower or any Subsidiary.

5.10.4. At all times, the Borrower will maintain and retain, or cause its Subsidiaries to maintain and retain, to the extent legally required, complete and accurate records of all releases, discharges or other disposal of Hazardous Materials on, onto, into or from (A) any Property of the Borrower or any Subsidiary, or (B) any Property on or adjacent to which the Borrower or any of its Subsidiaries conducts operations (“Third Party Property”) if such releases, discharges, or other disposal on Third Party Properties is caused by the Borrower or any of its Subsidiaries or any Person under its control or acting on its behalf and to the extent such failure to maintain such records would have a material adverse effect on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole.

5.11. Maintenance of Collateral; Pledge of Additional Collateral.

5.11.1. Subject to Sections 5.12 and 5.13, the Borrower will, and will cause each of STI and SMF to, grant to the Collateral Agent an Acceptable Security Interest in each item or type of Property included in the Collateral; provided, however, that prior to the occurrence of any Default, the Borrower and its Subsidiaries will not be required to take steps to perfect the Collateral Agent’s Liens on deposit accounts, trademarks, patents, promissory notes, instruments, or other Personal Property Collateral (other than Rolling Stock, as provided in Section 5.13) as to which perfection is not accomplished by the filing of one or more UCC financing statements.

5.11.2. Within thirty (30) days after any other Person becomes a Subsidiary, (a) cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a supplement to the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in Section 3.1 and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent, and (iii) execute such Collateral Documents as the Collateral Agent or the Majority Banks may reasonably request, in each case to secure the Obligations, and (b) cause the immediate parent of such Subsidiary to pledge 100% of the Equity Interest in such Subsidiary to secure the Obligations and provide such legal opinions relating thereto as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

5.12. Mortgaged Properties.

5.12.1. Within 60 days following the Effective Date, the Borrower shall cause SMF (or other record owner of any Mortgaged Property) to execute and deliver to the Collateral Agent, as collateral agent for the benefit of the Secured Parties, a Mortgage covering each Mortgaged Property described on Schedule 1.1.77 hereof, together with any other documents, agreements or instruments necessary to create a mortgage Lien on such Mortgaged Property (but only upon the Collateral Agent’s receipt of verification that such Mortgaged Property is not located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards). Within 120 days following the Effective Date, the Borrower shall deliver to the Collateral Agent all appropriate documentation and evidence required by the Collateral Agent necessary to determine that arrangements have been made for the Collateral Agent, for the benefit of Secured Parties, to have an Acceptable Security Interest in each of the Mortgaged Properties described on Schedule 1.1.77, including as to each such Mortgaged Property:

(a) if requested by the Collateral Agent, a favorable opinion from local counsel located in the jurisdiction of such Mortgaged Property;

(b) an ALTA lender’s title insurance policy (or commitment for the issuance thereof) issued by a title insurer reasonably satisfactory to the Collateral Agent, in form and substance and in amounts reasonably satisfactory to the Collateral Agent insuring that such Mortgage creates a valid and enforceable first priority mortgage Lien on such Mortgaged Property, free and clear of all defects and encumbrances except Excepted Liens, and containing such endorsements as the Administrative Agent may reasonably request;

(c) a current survey of such Mortgaged Property, certified by a licensed or registered surveyor, to the extent required in order for the title insurer to delete the standard survey exception from the title insurance policy covering such Mortgaged Property;

(d) if requested by the Collateral Agent or the title insurer, satisfactory evidence that such Mortgaged Property is zoned for its current use; and

(e) a “Phase I” environmental assessment report (and if recommended in the “Phase I” environmental assessment report and requested by the Collateral Agent, a “Phase II” environmental assessment report) covering such Mortgaged Property prepared by an environmental engineering firm acceptable to the Collateral Agent and reflecting that the environmental condition of such Mortgaged Property is acceptable (such determination to be made by the Collateral Agent in the reasonable exercise of its sole discretion).

5.12.2. If a Phase I environmental assessment report recommends a Phase II environmental assessment report with respect to any Mortgaged Property described in Schedule 1.1.77 and if the Collateral Agent requests such a “Phase II” environmental assessment report or further environmental due diligence, or if a title defect (other than an Excepted Lien) is discovered with respect to any Mortgaged Property described in Schedule 1.1.77 that the Borrower is unable to cure, the Borrower may elect to withdraw such Mortgaged Property from the Borrowing Base (and with respect to a request for a “Phase II” environmental assessment report or further environmental due diligence, also elect not to obtain or furnish the requested report or information), but within 60 days of such election the Borrower shall grant or cause SMF to grant the Collateral Agent an Acceptable Security Interest in a substitute terminal facility or facilities acceptable to the Collateral Agent and having an Appraised Value comparable to the Mortgaged Property so withdrawn. Upon providing an Acceptable Security Interest in the terminal facility or facilities so substituted, the substitute facilities will be Mortgaged Properties for purposes of this Agreement and the Appraised Value thereof will be included in the calculation of the Borrowing Base.

5.12.3. The Borrower may at any time grant or cause to be granted an Acceptable Security Interest in favor of the Collateral Agent on other real Properties owned by the Borrower or any of its Subsidiaries. Upon the Collateral Agent’s being provided an Acceptable Security Interest therein, such Properties will be Mortgaged Properties for purposes of this Agreement and the Appraised Value thereof will be included in the calculation of the Borrowing Base.

5.13. Rolling Stock. Within 90 days following the Effective Date, the Borrower shall deliver to the Collateral Agent all appropriate documentation and evidence reasonably required by the Collateral Agent necessary to determine that arrangements have been made for the Collateral Agent, for the benefit of Secured Parties, to have an Acceptable Security Interest in Rolling Stock representing at least 85% of the amount of the initial Net Orderly Liquidation Value of the Borrower’s Rolling Stock as set forth in the appraisal to be delivered pursuant to Section 5.2.4. Such arrangements shall include (i) the Borrower’s execution and delivery of such agreements as the Vehicle Title Service Company may reasonably require, (ii) the Borrower’s delivery to the Vehicle Title Service Company of the certificates of title covering Rolling Stock that, when combined with Rolling Stock as to which perfection of the Collateral Agent’s has been accomplished through the filing of financing statements pursuant to the UCC, represents at least 85% of the Net Orderly Liquidation Value of the Borrower’s Rolling Stock and notation of the Collateral Agent’s Lien on each certificate of title so delivered, and (iii) the Borrower’s payment of the normal set-up and services charges of the Vehicle Title Service Company and the filing fees payable in connection with the notation of the Collateral Agent’s Lien on each certificate of title so delivered. Thereafter, so long as no Default has occurred and is continuing, the Borrower shall cause the Collateral Agent, for the benefit of Secured Parties, at all times to have an Acceptable Security Interest in Rolling Stock representing at least 85% of the amount of the current Net Orderly Liquidation Value of the Borrower’s Rolling Stock. Upon the request of the Collateral Agent following the occurrence of any Default, the Borrower will cooperate with the Vehicle Title Service Company in causing the certificates of title on all Rolling Stock to be promptly delivered to the Vehicle Title Service Company and in causing the Collateral Agent’s Lien to be noted on each certificate of title.

5.14. Merger of STI. The Borrower shall cause STI to be merged with and into the Borrower, with the Borrower as the surviving corporation, on or before June 30, 2009, and within 30 days following the Effective Date shall deliver to the Administrative Agent and the Collateral Agent appropriate documentation to evidence that such merger has been completed in accordance with all applicable legal requirements.

6.	FINANCIAL COVENANTS

So long as the Loans or any amount under any Loan Document shall remain unpaid, any Bank shall have any Commitment, or there shall exist any Outstanding Credit Exposure, the Borrower covenants as follows:

6.1. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending June 30, 2009, for the four fiscal quarters then ended, to be less than the minimum required Fixed Charge Coverage Ratio set forth below.

Period	Minimum Required Fixed Charge Coverage Ratio

During the Adjusted Covenant Period	1.05 to 1.00

Following the Adjusted Covenant Period	1.10 to 1.00

6.2. Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending June 30, 2009, to be greater than the maximum permitted Leverage Ratio set forth below.

Calculation Date	Maximum Permitted Leverage Ratio

June 30, 2009, September 30, 2009, December 31, 2009, and March 31, 2010	4.25 to 1.00

June 30, 2010, and September 30, 2010	4.00 to 1.00

December 31, 2010	3.75 to 1.00

March 31, 2011 and thereafter	3.25 to 1.00

6.3. Adjusted Leverage Ratio. The Borrower will not permit the Adjusted Leverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending June 30, 2009, to be greater than the maximum permitted Adjusted Leverage Ratio set forth below.

Calculation Date	Maximum Permitted Adjusted Leverage Ratio

June 30, 2009, September 30, 2009, December 31, 2009, and March 31, 2010	4.75 to 1.00

June 30, 2010, and September 30, 2010	4.50 to 1.00

December 31, 2010	4.25 to 1.00

March 31, 2011 and thereafter	3.75 to 1.00

6.4. Tangible Net Worth. The Borrower will not permit its Tangible Net Worth at any time to be less than $145,000,000, plus (i) 75% of positive Net Income from Continuing Operations in each fiscal quarter commencing with the fiscal quarter ended June 30, 2009, plus (ii) 75% of the Net Proceeds from the issuance and sale by the Borrower of any Equity Interests after the Effective Date, minus (iii) loss from Discontinued Operations commencing with the fiscal quarter ending June 30, 2009. For purposes of this Section 6.4:

a. “Discontinued Operations” means the assets, liabilities, income or loss resulting from the sale of 100% of the common stock of Jevic, determined in accordance with GAAP.

b. “Jevic” means Jevic Transportation, Inc., a New Jersey corporation.

c. “Net Income from Continuing Operations” means Net Income resulting from operations of the Borrower and its Subsidiaries that continue to exist subsequent to the closing of the sale of 100% of the common stock of Jevic.

d. “Net Proceeds” mean the net cash proceeds from the sale or issuance by the Borrower of any Equity Interests, net of all underwriters’ discounts and commissions, and other marketing and selling expenses.

6.5. Asset Coverage Ratio. During the period commencing on the Effective Date and continuing until the later of the first determination of the Borrowing Base or the date as of which the Borrower has satisfied the requirements set forth in Sections 5.11.1, 5.12, 5.13 and 5.14, the Borrower will not permit the Asset Coverage Ratio to be less than 2.00 to 1.00.

7.	NEGATIVE COVENANTS.

So long as the Loans or any amount under any Loan Document shall remain unpaid, any Bank shall have any Commitment, or there shall exist any Outstanding Credit Exposure:

7.1. Liens. The Borrower will not and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or any income, participation, royalty or profits therefrom (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of Section 5.3), except

(a) Excepted Liens;

(b) Liens securing the Obligations and, so long as such Liens are subject to the terms of the Prudential Intercreditor Agreement, the Prudential Obligations;

(c) Liens in existence on the date hereof as set forth on Schedule 7.1 hereto;

(d) Any attachment or judgment Lien with respect to an obligation not in excess of $3,500,000, provided that the judgment it secures shall, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal; and

(e) Liens on the Properties of any Subsidiary acquired pursuant to a Permitted Acquisition, provided that the Indebtedness secured thereby is permitted under Section 7.2(e).

7.2. Debt. The Borrower will not and will not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Subsidiary to the Borrower or a Wholly Owned Subsidiary;

(b) Indebtedness of any Guarantor under the Guaranty Agreement;

(c) Indebtedness of any Guarantor under the Prudential Note Guaranties, so long as the Prudential Intercreditor Agreement is in effect;

(d) obligations of the Borrower under this Agreement, the Prudential Agreement and the Prudential Term Notes;

(e) other Indebtedness not to exceed $25,000,000 in the aggregate at any time outstanding (such other Indebtedness may include Indebtedness of any Subsidiary acquired pursuant to a Permitted Acquisition, provided, however, that in no case shall any such Indebtedness remain in effect for a period of time beyond the maturity date of such Indebtedness in place when such Subsidiary is acquired); and

(f) Indebtedness described on Schedule 7.2 hereto.

7.3. Loans, Advances and Investments. The Borrower will not and will not permit any Subsidiary to make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person who is not an Affiliate of the Borrower to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or make any Acquisition, or commit to do any of the foregoing, except:

(a) investments in, loans or advances to, or contribution to any Wholly Owned Subsidiary;

(b) obligations backed by the full faith and credit of the United States Government (whether issued by the United States Government or an agency thereof), and obligations guaranteed by the United States Government, in each case which mature within one year from the date acquired;

(c) demand and time deposits with, or certificates of deposit issued by, any commercial bank or trust company (A) organized under the laws of the United States or any of its states or having branch offices therein, (B) having equity capital in excess of $250,000,000 and (C) which issues either (1) senior debt securities rated A or better by S&P, or by Moody’s or (2) commercial paper rated A-1 by S&P or Prime-1 by Moody’s, in each case payable in the United States in United States dollars, in each case which mature within one year from the date acquired;

(d) readily marketable commercial paper rated as A-1 or better by S&P or Prime-1 or better by Moody’s (or, in either case, an equivalent rating from another nationally recognized credit rating agency) and maturing not more than 270 days from the date acquired;

(e) bonds, debentures, notes or similar debt instruments issued by a state or municipality given a “AA” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(f) negotiable instruments endorsed for collection in the ordinary course of business;

(g) other investments not to exceed $3,000,000 (in addition to short term investment of cash on hand from time to time in the Borrower’s operating account) in the aggregate for reasonable business purposes; and

(h) Acquisitions not otherwise prohibited hereunder so long as in each case:

i. the target of the Acquisition is in the same line of business as the Borrower;

ii. no Default or Matured Default exists at the time of such Acquisition or would result from such Acquisition;

iii. the Borrower has delivered to the Banks written notice of the intended Acquisition and a copy of the information provided to the board of directors of the Borrower not less than ten (10) days prior to the consummation of the Acquisition;

iv. not less than ten (10) days prior to the consummation of the Acquisition, the Borrower provides the Administrative Agent with a certification, in form and substance satisfactory to the Administrative Agent, demonstrating that upon the consummation of such Acquisition, the Borrower will be in pro-forma compliance with each of the financial covenants set forth in Section 6, calculated as if such Acquisition had been made on the last date of the most recent fiscal quarter for which financial statements of the Borrower have been provided under Section 5.1;

v. neither the Borrower nor any Subsidiary shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent Indebtedness of the Person being acquired (except for Indebtedness permitted under the terms of Section 7.2(e));

vi. such Acquisition is not hostile and is otherwise approved by the Equity Interest holders or the board of directors or other equivalent governing body of the target of the Acquisition;

vii. if the Acquisition is proposed to be made during the Adjusted Covenant Period, no cash consideration is paid in connection with the Acquisition (i.e., the consideration is payable solely in Equity Interests of the Borrower);

viii. if (A) the Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person will become a Subsidiary of the Borrower and will comply with the provisions of Section 5.12.2, and (B) if the Acquisition is an Acquisition of assets, the Acquisition is structured so that the Borrower or a Guarantor will acquire such assets;

ix. the Borrower’s pro forma, post-Acquisition Available Liquidity will be greater than or equal to $30,000,000; and

x. the Borrower’s pro forma, post-Acquisition Leverage Ratio will be less than or equal to the applicable amount set forth in the table below:

. Closing Date of Acquisition	Maximum Permitted Pro Forma Post-Acquisition Leverage Ratio

Before June 30, 2010	3.75 to 1.00

On or after June 30, 2010, but before December 31, 2010	3.50 to 1.00

On or after December 31, 2010, but before March 31, 2011	3.25 to 1.00

On or after March 31, 2011	2.75 to 1.00

Notwithstanding the foregoing, no Subsidiary shall acquire any Equity Interests of the Borrower, except as a result of participant directed investments in such Subsidiary’s nonqualified capital accumulation plans.

7.4. Sale of Stock and Indebtedness of Subsidiaries. The Borrower will not and will not permit any Subsidiary to sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except (i) to the Borrower or a Wholly Owned Subsidiary or (ii) that all shares of stock and Indebtedness of any Subsidiary at the time owned by or owed to the Borrower and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Borrower) at the time of sale of the shares of stock and Indebtedness so sold; provided that (A) such sale or other disposition is treated as a Transfer of assets of such Subsidiary and is permitted by Section 7.6 and (B) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Borrower and all Subsidiaries are simultaneously being sold as permitted by this Section 7.4).

7.5. Merger and Consolidation; Subsidiaries. The Borrower will not and will not permit any Subsidiary to merge or consolidate with or into any other Person, except that:

(a) any Subsidiary may merge or consolidate with or into the Borrower provided that the Borrower is the continuing or surviving corporation;

(b) any Subsidiary may merge or consolidate with or into a Wholly Owned Subsidiary provided that such Wholly Owned Subsidiary is the continuing or surviving corporation;

(c) the Borrower may consolidate or merge with any other corporation if (i) the Borrower is the continuing or surviving corporation and is a solvent corporation duly organized and existing under the laws of any state of the United States of America, or the District of Columbia, with substantially all of its assets located and substantially all of its operations conducted within the United States of America, and such continuing or surviving corporation expressly assumes, by a written agreement satisfactory in form and substance to the Majority Banks (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Majority Banks may require), the obligations of the Borrower under this Agreement and the other Loan Documents, including all covenants herein and therein contained, and such successor or acquiring entity shall succeed to and be substituted for the Borrower with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Borrower from any of its obligations and liabilities under this Agreement or the other Loan Documents unless such sale is followed by the complete liquidation of the Borrower and substantially all the assets of the Borrower immediately following such sale are distributed to the successor or acquiring entity in such liquidation, (ii) no Default or Matured Default exists before or after such merger or consolidation, (iii) the Tangible Net Worth of the surviving corporation is at least as great as the Tangible Net Worth of the Borrower immediately prior to such merger or consolidation and (iv) the core managers of the Borrower or the merging Subsidiary prior to the merger shall be the core managers of the continuing or surviving entity;

(d) any Subsidiary may merge or consolidate with any other corporation, provided that, immediately after giving effect to such merger or consolidation (i) a Wholly Owned Subsidiary shall be the continuing or surviving corporation, (ii) no Default or Matured Default exists before or after such merger or consolidation and (iii) the Tangible Net Worth of the Borrower following the merger or consolidation is at least as great as the Tangible Net Worth of the Borrower immediately prior to such merger or consolidation; and

(e) the Borrower or any Subsidiary may enter into a merger or consolidation in connection with an Acquisition permitted by Section 7.3(h).

Notwithstanding anything to the contrary in this Section 7.5, any surviving or newly acquired or created Subsidiary or Wholly Owned Subsidiary shall continue to be or shall become a guarantor hereunder at the time of consummation of the merger or consolidation or acquisition of such Subsidiary.

7.6. Transfer of Properties. The Borrower will not and will not permit any Subsidiary to Transfer, or agree or otherwise commit to Transfer, any of its Properties except that:

(a) any Subsidiary may Transfer assets to the Borrower or a Wholly Owned Subsidiary;

(b) the Borrower or any Subsidiary may collect its accounts and sell inventory in the ordinary course of business; and

(c) the Borrower or any Subsidiary may otherwise Transfer Properties, provided that after giving effect thereto (i) the aggregate value of any Properties Transferred during the 12 consecutive months immediately preceding such Transfer does not exceed 5% of Consolidated Tangible Assets as of the end of the fiscal quarter immediately preceding such Transfer, provided, however, that the aggregate purchase price paid within 90 days after any such Transfer for similar assets within the United States that are not subject to Liens (other than Excepted Liens) for borrowed money other than pursuant to this Agreement (before or after acquisition) will be deducted in determining this 5% limit, and (ii) the aggregate value of Properties Transferred subsequent to January 28, 2008 shall not exceed 25% of the Consolidated Tangible Assets determined at any time by aggregating the dollar value of all Transfers as of such time as a percentage of Consolidated Tangible Assets as of the end of the fiscal quarter ended immediately prior to such time, provided, however, that the aggregate purchase price paid within 90 days after any such Transfer for similar assets within the United States that are not subject to Liens (other than Excepted Liens) for borrowed money other than pursuant to this Agreement (before or after acquisition) will be deducted in determining this 25% limit.

Notwithstanding the foregoing, in no event may the Borrower or any Subsidiary Transfer any Mortgaged Property without the consent of the Majority Banks, and in no event may the Borrower or any Existing Subsidiary Transfer its Equity Interests in an Existing Subsidiary without the consent of all of the Banks. If requested by the Borrower in order to facilitate any Transfer which is permitted to be made under the terms of this Section 7.6 or which has otherwise been consented to by the requisite Banks, the Collateral Agent shall release its Lien on the Property or Properties to be Transferred.

7.7. Sale and Lease-Back. The Borrower will not and will not permit any Subsidiary to enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Borrower or any Subsidiary of real or personal Property which has been or is to be Transferred by the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Property or rental obligations of the Borrower or any Subsidiary, except for the sale and concurrent lease (pursuant to an Operating Lease) of any Property acquired by the Borrower or its Subsidiaries after the date hereof, which sale and lease transaction is consummated within ninety (90) days of such acquisition.

7.8. Sale or Discount of Receivables. The Borrower will not and will not permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

7.9. Related Party Transactions. The Borrower will not and will not permit any Subsidiary to directly or indirectly, purchase, acquire or lease any Property from, or sell, transfer or lease any property to any Related Party except upon terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in an arm’s-length transaction with an unrelated third party; provided that the foregoing shall not apply to (A) any transaction between the Borrower and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (B) any sales to, or purchases from, any such Related Party of shares of common stock for cash consideration equal to the fair market value thereof (except pursuant to employee stock option, stock appreciation and similar stock-based incentive plans applicable to employees of the Borrower that have been approved by a majority of the Borrower’s outside directors).

7.10. Issuance of Stock by Subsidiaries. The Borrower will not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any of its Equity Interests except (i) for directors’ qualifying shares or other shares issued to comply with local ownership legal requirements (but not in excess of the minimum number of shares necessary to satisfy such requirement), and (ii) to the Borrower or a Wholly Owned Subsidiary.

7.11. Subsidiary Restrictions. The Borrower will not and will not permit any Subsidiary to enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (i) the payment to the Borrower of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary, (ii) the repayment to the Borrower by any Subsidiary of intercompany loans or advances, or (iii) other intercompany transfers to the Borrower of property or other assets by Subsidiaries.

7.12. Change of Business.

7.12.1. The Borrower will not change, and will not permit any Subsidiary to change, in any material respect the nature of its business or operations from the business conducted by the Borrower and its Subsidiaries on the date hereof and will not engage, and will not permit any Subsidiary to engage directly or indirectly in any material business activity, or purchase or otherwise acquire any material Property, in either case not directly related to the conduct of its business or operations as presently carried on.

7.12.2. The Borrower will not permit either of STI or SCS to acquire or own any Property not held by it on the Effective Date.

7.13. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to:

(a) declare, make, pay, or become obligated to make or pay, any dividend or other distribution (whether in cash, securities or other Property) on any Equity Interest in the Borrower or any of its Subsidiaries, except that (i) the Borrower may declare and pay dividends on its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends or make distributions ratably on their Equity Interests, and (iii) the Borrower may make payments pursuant to and in accordance with stock option plans or other compensation, incentive or bonus plans for directors, management or employees of the Borrower and its Subsidiaries; or

(b) make any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary, except that: (i) after the expiration of the Adjusted Covenant Period, the Borrower may purchase, redeem, retire, acquire, cancel or terminate any of its Equity Interests up to the aggregate amount of $50,000,000, provided that (A) the Borrower’s pro forma Leverage Ratio following any such transaction shall be less than or equal to 2.75 to 1.00 and (B) the Borrower’s pro forma Available Liquidity following any such transaction shall be greater than or equal to $30,000,000; and (ii) the Borrower may make purchases of Equity Interests in the Borrower pursuant to and in accordance with stock option plans or other compensation, incentive or bonus plans for directors, management or employees of the Borrower and its Subsidiaries; or

(c) make any payments (other than scheduled payments) of principal of, premium, if any, or interest on, any Indebtedness for borrowed money if any Default or Matured Default exists at the time of any such prepayment or if a Default or Matured Default would result immediately following the making of any such prepayment.

7.14. Most Favored Lender Status.

7.14.1. The Borrower will not enter into or permit any amendment to the Prudential Agreement or any other Prudential Note Document to include one or more Additional Covenants or Additional Defaults, unless prior written consent to such amendment shall have been obtained from the Majority Banks; provided, however, in the event that any such amendment shall be entered into without the prior written consent of the Majority Banks, the terms of this Agreement shall, without any further action on the part of the Borrower, the Majority Banks or the Administrative Agent, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such amendment. The Borrower further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the Banks and the Administrative Agent) an amendment to this Agreement in form and content satisfactory to the Majority Banks evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults to which the Majority Banks granted consent, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 7.14.1, but shall merely be for the convenience of the parties hereto.

7.14.2. The Borrower will not enter into or amend any agreement governing or evidencing Indebtedness for borrowed money (other than the Prudential Agreement and other than Capital Leases) in a principal amount committed or outstanding of $10,000,000 or more under one agreement, or a series of related agreements, that includes one or more Additional Covenants or Additional Defaults (other than covenants pertaining to the conversion of such Indebtedness to equity), unless prior to entering into such agreement or amendment, (i) the Borrower offered such Additional Covenant or Additional Default to the Banks and (ii) if the Majority Banks have accepted such Additional Covenant or Additional Default, the Borrower has executed and delivered at its expense (including the reasonable fees and expenses of counsel for the Banks and the Administrative Agent) an amendment to this Agreement to include such Additional Covenants and Additional Defaults in this Agreement, provided that in no event shall the Borrower enter into or amend any agreement to restrict payments on the Obligations or restrict the ability of the Borrower to enter into amendments and modifications of this Agreement or the other Loan Documents without the prior written consent of the Majority Banks; provided, further, in the event that the Borrower or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement that includes Additional Covenants or Additional Defaults, without executing and delivering such amendment to this Agreement, the terms of this Agreement shall, without any further action on the part of the Borrower, the Majority Banks or the Administrative Agent, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.

8.	EVENTS OF DEFAULT

8.1. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

8.1.1. the Borrower shall fail to pay principal of any Loan (including any mandatory prepayment required by Section 2.11.2 or 2.11.3) or to reimburse any drawing under any Letter of Credit as and when the same becomes due and payable, either by the terms thereof or otherwise as herein provided; or

8.1.2. the Borrower shall fail to pay any interest on any Note or any fee, expense or other amount due under this Agreement and such failure shall continue for more than three days after the date due; or

8.1.3. the Borrower or any Subsidiary shall default (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Borrower or any Subsidiary shall fail to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Borrower or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Borrower or any Subsidiary) shall occur and be continuing exceeds $5,000,000 or the equivalent amount in other currencies; or

8.1.4. any representation or warranty made by the Borrower herein or by the Borrower or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

8.1.5. the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5, 6 or 7 (provided, however, to the extent the Borrower’s compliance with any term, covenant or agreement contained in Sections 5, 6 or 7 is based upon the Borrower’s response to any request for information made by any Agent or Bank or upon any determination to be made at the discretion of any Agent or the Banks, the Borrower shall have a reasonable period, not to exceed ten days, in which to comply with such request or determination); or

8.1.6. the Borrower shall fail to perform or observe any other term, covenant, agreement or condition contained herein or in any Collateral Document or other Loan Document (other than a Default of the type described in Section 8.1.5) and such failure shall not be remedied within 30 days after the Borrower obtains actual knowledge thereof; or

8.1.7. the Borrower or any Subsidiary shall make an assignment for the benefit of creditors or shall generally not pay its debts as such debts become due; or

8.1.8. any decree or order for relief in respect of the Borrower or any Subsidiary shall be entered under any Debtor Relief Laws of any jurisdiction; or

8.1.9. the Borrower or any Subsidiary shall petition or apply to any tribunal for, or consent to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Borrower or any Subsidiary, or of any substantial part of the assets of the Borrower or any Subsidiary, or shall commence a voluntary case under any Debtor Relief Law or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Borrower or any Subsidiary under any Debtor Relief Laws; or

8.1.10. any such petition or application shall be filed, or any such proceedings shall be commenced, against the Borrower or any Subsidiary and the Borrower or such Subsidiary by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

8.1.11. any order, judgment or decree shall be entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.1.12. any order, judgment or decree shall be entered in any proceedings against the Borrower or any Subsidiary decreeing a split-up of the Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of Properties or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Borrower and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.1.13. one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings to attach or levy against any assets of Borrower or such Subsidiary shall have been commenced by any creditor upon any such judgment or order, which proceedings are not promptly stayed; or (ii) such judgment or order remains in effect unsatisfied and unstayed for more than sixty (60) days after entry thereof; or

8.1.14. (A) any Plan shall fail to satisfy the minimum funding standard of ERISA or the Code for any plan year or part thereof or a waiver of such standard is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any Commonly Controlled Entity that a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (D) the Borrower or any Commonly Controlled Entity shall have incurred or is reasonably expected to incur any material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Borrower or any Commonly Controlled Entity withdraws from any Multiemployer Plan which creates an obligation of Borrower in excess of $1,000,000, or (F) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Borrower or any Subsidiary thereunder; or

8.1.15. any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect and the Borrower or Subsidiary party thereto shall fail to cure the same within ten (10) days of written demand by the Collateral Agent, or the Borrower or any Subsidiary purports to revoke, terminate or rescind any Collateral Document; or

8.1.16. any provision of the Guaranty Agreement after delivery thereof shall for any reason cease to be valid and binding on a Guarantor and such Guarantor shall fail to cure the same within ten (10) days of written demand by the Administrative Agent, or a Guarantor shall so state in writing; or

8.1.17. (i)  the Borrower shall fail to pay any Prudential Term Notes when due; (ii) the Borrower shall default in the performance of any term, provision or conditions contained in the Prudential Agreement, or any other event shall occur or condition exist, the effect of which is to cause or permit the holder or holders of the Prudential Term Notes to cause the Prudential Term Notes to become due prior to their stated maturity; or (iii) the Prudential Term Notes shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or as a result of the sale of an asset securing such Prudential Term Notes) prior to the stated maturity thereof; or

8.1.18. the Borrower or any Subsidiary shall fail to pay any Rate Management Obligation when due or the Borrower or any Subsidiary shall breach any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Bank or Affiliate of a Bank is a party thereto.

then, and in any such event, the Administrative Agent shall at the request of, or may, with the consent of, the Majority Banks, by written notice to the Borrower, (1) declare the Commitments to be terminated, whereupon the same shall forthwith terminate; (2) declare the outstanding Notes, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; (3) demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit to be held by the Administrative Agent as collateral for the L/C Obligations pursuant to such documentation that the Administrative Agent may reasonably request, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit; and (4) if such an event is an event as specified in clause (8.1.7.), (8.1.8.), (8.1.9.), or (8.1.10.) of this Section 8.1 with respect to the Borrower, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Borrower.

8.2. Remedies. Upon the occurrence and during the continuance of any Matured Default, the Administrative Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Collateral Documents, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings. Upon the occurrence and during the continuance of any Matured Default, each Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Bank’s Note or any other Loan Document, irrespective of whether or not the Administrative Agent or such Bank shall have made any demand under this Agreement or such Bank’s Note or such other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower (with a copy to the Administrative Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 8.1 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which each such Bank may have.

8.3. Other Remedies. If any Default or Matured Default shall occur and be continuing, each Bank may proceed to protect and enforce its rights under this Agreement and the Notes by exercising such remedies as are available to such Bank in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any Bank is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.4. Application of Proceeds. From and during the continuance of any Matured Default, any monies or property actually received by the Administrative Agent or the Collateral Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Collateral Document or any other agreement with the Borrower or any Subsidiary which secures any of the Obligations, shall be applied in the following order (subject to the applicable sharing provisions of the Prudential Intercreditor Agreement):

(a) First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which the Administrative Agent, the Collateral Agent or any Bank is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(b) Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent, Unused Portion Fees, letter of credit fees owing to the Administrative Agent and the Banks under this Agreement;

(c) Third, to the ratable payment of accrued but unpaid interest on the Loans and any unpaid L/C Obligations then due and payable under this Agreement;

(d) Fourth, to the Collateral Agent to cash collateralize the L/C Obligations;

(e) Fifth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Loans and Letters of Credit and which are owing to the Administrative Agent, the Collateral Agent and the Banks;

(f) Sixth, ratably, according to the unpaid termination amounts thereof, to the payment of all Rate Management Obligations of the Borrower or its Subsidiaries owing to any Bank (or Affiliate of any Bank), to the extent then due and payable;

(g) Seventh, ratably according to the unpaid amounts thereof, to the payment of all Obligations owing to the Banks with respect to any Treasury Management Agreements;

(h) Eighth, to the ratable payment of any other Obligations then due and payable; and

(i) Ninth, any excess after payment in full of all Obligations shall be paid to the Borrower or to such other Person who may be lawfully entitled to receive such excess.

9.	AGENCY PROVISIONS

9.1. Authorization and Action. Each Bank hereby appoints Bank of Oklahoma, N.A., to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of each Agent shall be mechanical and administrative in nature, and neither Agent shall by reason of this Agreement be a trustee or fiduciary for any Bank. Neither Agent shall have any duties or responsibilities except those expressly set forth herein or in the Prudential Intercreditor Agreement. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Obligations), neither Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that neither Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or applicable law.

9.2. Liability of Agents. Neither of the Agents nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent (1) may treat the payee of any Note as the holder thereof until such Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to such Agent; (2) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the Properties (including the books and records) of the Borrower and its Subsidiaries; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

9.3. Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Note issued to it, each Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include each Agent in its individual capacity. Each of the Agents and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if such Agent were not an Agent and without any duty to account therefor to the Banks.

9.4. Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agents or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon either Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Administrative Agent by the Borrower or any Subsidiary hereunder or under any other Loan Document (each of which the Administrative Agent shall promptly upon receipt provide to each Bank), the Administrative Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.

9.5. Indemnification. The Banks agree to indemnify each of the Agents (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against either Agent in any way relating to or arising out of this Agreement or any action taken or omitted by either Agent under this Agreement or any of the other Loan Documents, provided that no Bank shall be liable for any portion of any of the foregoing resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse each of the Agents (to the extent not reimbursed by the Borrower) promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents.

9.6. Successor Agent. Each Agent may resign at any time by giving at least sixty (60) days’ prior written notice thereof to the Banks and the Borrower and may be removed at any time with cause, but not without cause, by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within forty-five (45) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000.00). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

9.7. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Note held by it in excess of its Pro Rata Share of payments on account of the Notes obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s Pro Rata Share (according to the proportion of (1) the amount of such Bank’s required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

9.8. Collateral and Guaranty Matters.

9.8.1. Each Bank and each other Secured Party (by its acceptance of the benefits of any Lien encumbering Collateral) acknowledges and agrees that the Collateral Agent has entered into the Collateral Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Collateral Documents, acknowledge receipt of copies of such Collateral Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Collateral Agent thereunder. All rights, powers and remedies available to the Collateral Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Collateral Documents, shall be subject to the provisions of such Collateral Documents.

(a) Each Bank and each other Secured Party (by its acceptance of the benefits of any Lien encumbering Collateral) hereby authorizes the Collateral Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(b) to release any Lien on any property granted to or held by the Collateral Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is Transferred or to be Transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (iii) subject to Sections 7.6 and 11.1, if approved, authorized or ratified in writing by the Majority Banks;

(c) to take any actions with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Collateral Documents; and

(d) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable legal requirements.

9.8.2. Upon the request of the Collateral Agent at any time, the Secured Parties will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.8.

9.8.3. The Borrower (for itself and each of its Subsidiaries) irrevocably appoints the Collateral Agent as its attorney-in-fact, with full authority to, after the occurrence and during the continuance of a Matured Default, act for the Borrower and each of its Subsidiaries and in the name of the Borrower or any Subsidiary to, in the Collateral Agent’s discretion upon the occurrence and during the continuance of a Matured Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral and (v) if the Borrower or any Subsidiary fails to perform any covenant contained in this Agreement or the other Collateral Documents after the expiration of any applicable grace periods, the Collateral Agent may itself perform, or cause performance of, such covenant, and the Borrower shall pay for the expenses of the Collateral Agent incurred in connection therewith. The power of attorney granted hereby is coupled with an interest and is irrevocable.

9.8.4. The powers conferred on the Collateral Agent under this Agreement and the other Collateral Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Collateral Agent and each Secured Party shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. None of the Administrative Agent, the Collateral Agent, any Bank or any other Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent or the Collateral Agent in good faith.

9.8.5. The rights, duties, protections and immunities afforded to the Collateral Agent under the terms of the Prudential Intercreditor Agreement are in addition to the rights, duties, protections and immunities applicable to the Collateral Agent under the terms of this Section 9. In the event of any irreconcilable conflict between the provisions of this Agreement and the provisions of the Prudential Intercreditor Agreement with respect to the rights, duties, protection and immunities of the Collateral Agent, the provisions of the Prudential Intercreditor Agreement shall govern.

9.9. No Other Duties. Anything herein to the contrary notwithstanding, the Lead Arranger, the Syndication Agents and the Documentation Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Bank.

10.	ASSIGNMENTS AND PARTICIPATIONS

10.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Bank, (ii) any assignment by any Bank must be made in compliance with Section 10.3, and (iii) any transfer by Participation must be made in compliance with Section 10.2. Any attempted assignment or transfer by any party not made in compliance with this Section 10.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 10.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 10.1 relates only to absolute assignments and this Section 10.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Bank of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Bank which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Bank from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 10.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 10.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

10.2. Participations.

10.2.1. Any Bank may, without the consent of Borrower but with the consent of Agent, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Documents.

10.2.2. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks.

10.2.3. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 8.2 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents, provided that each Bank shall retain the right of setoff provided in Section 8.2 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 8.2, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 8.2as if each Participant were a Bank. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 10.3, provided that a Participant shall not be entitled to receive any greater payment under Sections 2.17, 2.18 and 2.19 than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower.

10.3. Assignments.

10.3.1. Any Bank may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in form and content substantially as set forth on Exhibit G hereto or in such other form as may be agreed to by the parties thereto, and shall be accompanied by an executed supplement to the Prudential Intercreditor Agreement in the form of Attachment A to the Prudential Intercreditor Agreement. Each such assignment with respect to a Purchaser which is not a Bank or an Affiliate of a Bank shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Bank or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

10.3.2. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Bank, an Affiliate of a Bank, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is an Affiliate of a Bank. Any consent required under this Section 10.3.2 shall not be unreasonably withheld or delayed.

10.3.3. Upon (i) delivery to the Administrative Agent of an assignment, together with an executed supplement to the Prudential Intercreditor Agreement in the form of Attachment A to the Prudential Intercreditor Agreement and any consents required by Sections 10.3.1 and 10.3.2, and (ii) payment of $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA, unless an exemption from the prohibited transaction provisions of ERISA and the Code is available. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Document executed by or on behalf of the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Bank shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Banks or the Administrative Agent. In the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 10.3 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 10.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.3.3, the transferor Bank, the Administrative Agent and the Borrower shall, if the transferor Bank or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

10.3.4. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Tulsa, Oklahoma a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

10.4. Disclosure of Information. The Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.

11.	MISCELLANEOUS

11.1. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (1) waive any of the conditions precedent specified in Section 3; (2) increase the Commitments of the Banks or subject the Banks to any additional obligations; (3) increase any percentage appearing in the definition of Borrowing Base in Section 1.1.22, (4) reduce the principal of, or interest on, the Notes or any fees hereunder; (5) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (6) release any of the Guarantors from the Guaranty or all or any substantial portion of the Collateral; (7) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take action hereunder; or amend, modify or waive any provision of this Section 11.1, and provided further that (i) no amendment, waiver, or consent shall, unless in writing and signed by the affected Agent or the L/C Issuer (in addition to the Banks required above to take such action) affect the rights or duties of the Administrative Agent, the Collateral Agent or the L/C Issuer under any of the Loan Documents, and (ii) no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Bank may not be increased or extended without the consent of such Defaulting Bank.

11.2. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, at the addresses set forth on the respective signature pages hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 11.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent, answerback received, respectively, addressed as aforesaid, except that notices to the Administrative Agent pursuant to the provisions of Section 2 shall not be effective until received by the Administrative Agent.

11.3. No Waiver. No failure or delay on the part of any Bank or the Administrative Agent in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

11.4. Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Borrower, each Bank and the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of all the Banks.

11.5. Costs, Expenses, and Taxes. The Borrower agrees to pay on demand (i) all out-of-pocket expenses reasonably incurred by the Administrative Agent, the Collateral Agent and the L/C Issuer in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including the fees and out-of-pocket expenses of counsel for either Agent incurred in connection with advising such Agent or any of the Banks as to their rights and responsibilities hereunder, (ii) all out-of-pocket expenses reasonably incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses reasonably incurred by either Agent or the L/C Issuer (including the fees, charges and disbursements of counsel for either Agent or the L/C Issuer) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the outstanding Loans or Letters of Credit. The foregoing costs and expenses shall include the fees and charges of the Vehicle Title Service Company, all search, filing, recording, title insurance, appraisal, and environmental assessment fees and charges (and all taxes related thereto), and other out-of-pocket expenses incurred by either Agent or the L/C Issuer. The Borrower also agrees to pay all such costs and expenses, including court costs, incurred by any Bank in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the executing, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Administrative Agent and each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees. The provisions of this Section 11.5 shall survive termination of this Agreement.

11.6. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

11.7. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold each Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

11.8. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

11.9. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

11.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Borrower agrees that telefaxed or scanned Loan Documents evidencing execution shall be deemed originals.

11.11. Headings. Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

11.12. Jury Trial Waiver. THE BORROWER AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OR ANY BANK OR OF THE ADMINISTRATIVE AGENT HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

11.13. USA Patriot Act Notification. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and, if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURES APPEARS ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

SAIA, INC.

By:
James A. Darby,
Vice President – Finance
Chief Financial Officer and Secretary

11465 Johns Creek Parkway
Suite 400
Johns Creek, Georgia 30097
Attention: James A. Darby
Phone: (770) 232-4041
Facsimile: (770) 232-4066
E-mail: jdarby@saia.com

BANK OF OKLAHOMA, N.A., as a Bank, Lead

Arranger and Administrative Agent

By:
Daniel A. Hughes, Senior Vice President

Principal Office and Lending Office for Base and LIBOR Loans:

Bank of Oklahoma Tower

P.O. Box 2300
Tulsa, Oklahoma 74192
Attention: Dan Hughes
Phone: (918) 588-6155
Facsimile: (918) 295-0400
E-mail: dhughes@bokf.com

Commitment: $35,000,000

U.S. BANK NATIONAL ASSOCIATION, as a Bank and as Documentation Agent

By:
Name: Edward B. Hanson
Title: Assistant Vice President

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

US Bank

MK-WI-CCCL
400 City Center
Oshkosh, WI 54901
Attention: Barbara Campbell
Phone: (920) 237-7370
Fax: (920) 237-7993
e-mail: complex—credits—oshkosh@usbank.com

Commitment: $35,000,000

JPMORGAN CHASE BANK, N.A.

By:

Robert P. Carswell, Senior Underwriter

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

3475 Piedmont Rd. NE, Floor 18
Atlanta, GA 30305
Attention: Robert P. Carswell
Phone: (404) 926-2549
Facsimile: (404) 925-2592
E-mail: robert.p.carswell@jpmorgan.com

Commitment: $23,000,000

BANK OF AMERICA, N.A., as successor by merger

to LaSalle Bank National Association, as a Bank and as Syndication Agent

By

David Thomas, Senior Vice President

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

2001 Clayton Rd. Bldg B
Concord, CA  94520
Attention: Prashant Kumar Dubey
Phone: (415) 436-4777 ext 1386
Facsimile: (214) 290-9519
Email:prashant.k.dubey@bankofamerica.com

Commitment: $35,000,000

SUNTRUST BANK

By

Tesha Winslow, Portfolio Manager

Principal Office and Lending Office for Base Rate Loans and LIBOR Loans:

303 Peachtree Street, N.E.,10th Floor
Atlanta, GA 30308
Attention: Tesha Winslow
Phone: (404) 813-0581
Facsimile: (404) 588-8833
E-mail: Tesha.Winslow@SunTrust.com

Commitment: $32,000,000

EXHIBIT A

(Form of Guaranty)
EXHIBIT B

(Form of Security Agreement)
EXHIBIT C

(Form of Borrowing Notice)

BORROWING NOTICE

TO:	Bank of Oklahoma Tower P.O. Box 2300 Tulsa, Oklahoma 74192 Attention: Dan Hughes Phone: (918) 588-6155 Facsimile: (918) 295-0400

Pursuant to Section 2.4 of that certain Third Amended and Restated Credit Agreement dated as of June 26, 2009 (as amended, extended, restated, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement), among SAIA, INC., a Delaware corporation (the “Borrower”), the financial institutions party thereto (each individually, a “Bank,” and collectively, the “Banks”), BANK OF OKLAHOMA, N.A., as Lead Arranger and as Administrative Agent and Collateral Agent, BANK OF AMERICA, N.A., as successor by merger to LaSalle Bank National Association, as Syndication Agent, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent, this represents the Borrower’s request for a Revolving Credit Loan as follows:

1.	Amount of Revolving Credit Loan: $
[Note: Minimum of $1,000,000]
2.	Requested Borrowing Date:

3. Type of Revolving Credit Loan (check one):

       Base Rate Loan        LIBOR Loan

4. Interest Period (if applicable):

       One Month        Two Months        Three Months        Four Months

5. Principal amount of all Revolving Credit Loans outstanding following the disbursement of the Revolving Credit Loan requested in this Borrowing Notice: $

6. Available Borrowing Base as of the date of this Borrowing Notice: $

The Borrower hereby certifies that (a) the representations and warranties of the Borrower contained in Section 4 of the Credit Agreement and all other Loan Documents to which it is a party and of each Guarantor in the Guaranty and all other Loan Documents to which it is a party are true and correct on and as of the date hereof and will remain true and correct after giving effect to the making of the Revolving Credit Loan requested in this Borrowing Notice; and (b) no Default or Matured Default has occurred or is continuing or would result from the making of the Revolving Credit Loan requested in this Borrowing Notice.

DATED: , 20	SAIA, INC.
By: James A. Darby, Vice President – Finance

Chief Financial Officer and SecretaryEXHIBIT D

(Form of Interest Rate Election Notice)

INTEREST RATE ELECTION NOTICE

TO:	Bank of Oklahoma Tower P.O. Box 2300 Tulsa, Oklahoma 74192 Attention: Dan Hughes Phone: (918) 588-6155 Facsimile: (918) 295-0400

Pursuant to Section 2.6 of that certain Third Amended and Restated Credit Agreement dated as of June 26, 2009 (as amended, extended, restated, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement), among SAIA, INC., a Delaware corporation (the “Borrower”), the financial institutions party thereto (each individually, a “Bank,” and collectively, the “Banks”), BANK OF OKLAHOMA, N.A., as Lead Arranger and as Administrative Agent and Collateral Agent, BANK OF AMERICA, N.A., as successor by merger to LaSalle Bank National Association, as Syndication Agent, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent, this represents the Borrower’s request to convert or renew outstanding Revolving Credit Loans as follows:

1. Conversion/Renewal Date:

2.	Conversion Selection. To convert $ of existing [Base Rate Loans][LIBOR Loans], the final day of the current Interest Period (if applicable), which is the Conversion/Renewal Date shown above, to [Base Rate Loans][LIBOR Loans], as follows:

Dollar Amount: $ Interest Period (if converting to LIBOR Loans):
One Month Two Months	Three Months Four Months

3. Renewal Selection (LIBOR Loans). To renew $      of existing LIBOR Loans, the final day of the current Interest Period of which is the Conversion/Renewal Date shown above, as follows:

Dollar Amount: $

New Interest Period:        One Month        Two Months        Three Months        Four Months

The Borrower hereby certifies that (a) the representations and warranties of the Borrower contained in Section 4 of the Credit Agreement and all other Loan Documents to which it is a party and of each Guarantor in the Guaranty and all other Loan Documents to which it is a party are true and correct on and as of the date hereof and will remain true and correct after giving effect to the conversion or renewal requested in this Notice; and (b) no Default or Matured Default has occurred or is continuing or would result from the conversion or renewal requested in this Notice.

DATED: , 20	SAIA, INC.
By: James A. Darby, Vice President – Finance

Chief Financial Officer and Secretary

EXHIBIT E

(Form of Officer’s Certificate)

OFFICER’S CERTIFICATE

This Officer’s Certificate is delivered pursuant to Section 5.1.3 of the Third Amended and Restated Credit Agreement dated as of June 26, 2009 (as amended, extended, restated, modified or supplemented from time to time, the “Credit Agreement”), among SAIA, INC., a Delaware corporation (the “Borrower”), the financial institutions party thereto (each individually, a “Bank,” and collectively, the “Banks”), BANK OF OKLAHOMA, N.A., as Lead Arranger and as Administrative Agent and Collateral Agent, BANK OF AMERICA, N.A., as successor by merger to LaSalle Bank National Association, as Syndication Agent, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent. Unless the context otherwise requires, capitalized terms used in this Certificate or in any of the attachments hereto and not otherwise defined have the respective meanings assigned to them in the Credit Agreement.

As used in this Certificate (including the Schedules attached hereto), the term “Current Quarterly Calculation Date” means the last day of the fiscal quarter ending       , 20      , and the term “Calculation Period” means the four fiscal quarters of the Borrower ending on the Current Quarterly Calculation Date.

The undersigned hereby certifies, represents and warrants as follows:

1. The undersigned is an Authorized Officer of the Borrower and as such he or she is authorized to execute and deliver this Officer’s Certificate on behalf of the Borrower.

2. The undersigned has reviewed the activities of the Borrower with a view to determining whether the Borrower has fulfilled its obligations under the Loan Documents.

3. Except as set forth on Schedule I attached hereto, to the best knowledge of the undersigned, after due inquiry:

(a) the Borrower has complied with and is in compliance with all of the terms and provisions of the Loan Documents;

(b) all representations and warranties made by the Borrower in the Loan Agreement are true and correct in all material respects as of the date hereof (other than representations and warranties which refer solely to an earlier specified date); and

(c) no Default or Matured Default has occurred and is continuing under the Credit Agreement.

4. As of the Current Quarterly Calculation Date, the Borrower was in compliance with the financial covenants set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 of the Credit Agreement, as demonstrated by the computations set forth in Schedule II attached hereto.

IN WITNESS WHEREOF, I have executed this Officer’s Certificate this        day of       , 200      , in my capacity as an Authorized Officer of the Borrower.

Name:
Title:

SCHEDULE I

To Compliance Certificate
(Disclosure of Defaults and Non-Compliance)

A. Nature of Default or Matured Default or terms of Loan Documents that have not been complied with in all material respects:

B. Steps being taken to correct such Default or Matured Default or noncompliance:

SCHEDULE II

To Compliance Certificate
(Compliance with Financial Covenants)

I. Adjusted EBITDAR for Calculation Period

A. Calculation of EBITDAR for Calculation Period

	Net Income for Calculation Period	$

Plus	Federal, state and other income tax		+

Plus	Interest Expense		+

Plus	Depreciation and amortization		+

Plus	Rental Expense		+

Plus	Losses resulting from the sale, conversion or other disposition		+
of capital assets

Plus	Losses from the acquisition of securities or the retirement or		+
extinguishment of Indebtedness

Plus	Losses during Calculation Period from any discontinued operations		+
or the disposition thereof, from any extraordinary items or from any prior period adjustments

Minus	Gains resulting from the sale, conversion or other disposition of		—
capital assets

Minus	Gains resulting from the write-up of assets		—

Minus	Earnings of any acquired Person for any period prior to the date		—
of Acquisition

Minus	Deferred credit representing excess of equity in any acquired		—
Subsidiary at the date of Acquisition over the cost of the investment in such Subsidiary

Minus	Gains from the acquisition of securities or the retirement or		—
extinguishment of Indebtedness

Minus	Gains on collections from the proceeds of insurance policies or		—
settlements

Minus	Restoration to income of any Contingency Reserve (except to the		—
extent that provision for such reserve was made out of income accrued during the Calculation Period)

Minus	Gains during Calculation Period from any discontinued operations		—
or the disposition thereof, from any extraordinary items or from any prior period adjustments

Minus	Any interest in the undistributed earnings (but not losses) of		—
any Person which is not a Subsidiary of the Borrower, which in the aggregate will be deducted only to the extent they are positive, adjusted for minority interests in Subsidiaries

	EBITDAR	$

B. Adjustments to EBITDAR permitted by Administrative Agent

i. Pro forma additions related to Permitted Acquisitions	$

ii. Non-recurring charges and/or extraordinary items proposed by		+
Borrower to be included in EBITDAR

Total Adjustments to EBITDAR (i. + ii.)	$

C.	Adjusted EBITDAR (A + B) $
II.	Calculation of Excess Cash on Hand at Current Quarterly Calculation Date

[Note: Complete this Part II during Adjusted Covenant Period only.]

Total unencumbered cash and cash equivalents

at Current Quarterly Calculation Date $

Minus: $5,000,000 — 5,000,000

Minus: Total principal balance of all outstanding Loans —

Excess Cash on Hand $

III. Fixed Charge Coverage Ratio (Section 6.1)

A. Calculation of Net Cash Flow for Calculation Period:

i. Adjusted EBITDAR for Calculation Period (see Part I above)		$

MINUS

ii. Sum of:

a. Rental Expense for Calculation Period	$

b. Cash taxes for Calculation Period	+

c. Maintenance Capital Expenditures for Calculation Period	+

d. Distributions for Calculation Period (approval of Majority Banks required)	+

e. Treasury stock purchases (to the extent permitted by Section 7.13(b)) during Calculation Period	+

(a + b +c + d + e)		—

Net Cash Flow (i. minus ii.)

B. Calculation of Total Debt Service for Calculation Period:

i. Interest Expense for Calculation Period	$

ii. Scheduled principal payments on long-term debt for Calculation Period		+

iii. Capital Lease payments during Calculation Period		+

Total Debt Service (i. + ii. + iii.)	$

C. Fixed Charge Coverage Ratio (A divided by B)        to 1.00

D. Minimum required Fixed Charge Coverage Ratio

	During Adjusted Covenant Period After Adjusted Covenant Period		1.05 to 1.00 1.10 to 1.00
E.	Compliance?Yes—	No—
IV.	Leverage Ratio (Section 6.2)

A. Calculation of Numerator:

i. Consolidated Indebtedness as of Current	XXXXXXX	$
Quarterly Calculation Date

ii. Rental Expense for Calculation Period	$	XXXXXXX
multiplied by six (6)

	Times 6 Equals		+

Total Indebtedness (i. + ii.)	XXXXXXX	$

Minus: Excess Cash on Hand (Adjusted Covenant	XXXXXXX		—
Period only)

Numerator	XXXXXXX	$

B. Adjusted EBITDAR for Calculation Period (see Part I above) $

C. Leverage Ratio (A divided by B)        to 1.00

D. Maximum Permitted Leverage Ratio

	At each of June 30, 2009, September 30, 2009, December 31, 2009, and March 31, 2010	4.25 to 1.00
	At June 30, 2010, and September 30, 2010	4.00 to 1.00
	At December 31, 2010	3.75 to 1.00
	At March 31, 2011 and thereafter	3.25 to 1.00
E.	Compliance?Yes—No—
V.	Adjusted Leverage Ratio (Section 6.3)

A. Calculation of Numerator

i. Consolidated Indebtedness as of Current	XXXXXXX	$
Quarterly Calculation Date

ii. Rental Expense for Calculation Period	$	XXXXXXX
multiplied by six (6)

	Times 6 Equals		+

iii. L/C Obligations as of Current Quarterly	XXXXXXX		+
Calculation Date

iv. Excess Cash on Hand (Adjusted Covenant Period	XXXXXXX		—
only)

Numerator (i. + ii. + iii. — iv.)	XXXXXXX	$

B. Adjusted EBITDAR for Calculation Period (see Part I above) $

C. Adjusted Leverage Ratio (A divided by B)        to 1.00

D. Maximum Permitted Adjusted Leverage Ratio

At each of June 30, 2009, September 30, 2009,
	December 31, 2009, and March 31, 2010			4.75 to 1.00
	At June 30, 2010, and September 30, 2010			4.50 to 1.00
	At December 31, 2010			4.25 to 1.00
	At March 31, 2011 and thereafter			3.75 to 1.00
E.	Compliance?	Yes—	No—

V. Tangible Net Worth (Section 6.4)

A. Tangible Net Worth at Current Quarterly Calculation Date $

B. Calculation of Minimum Required Tangible Net Worth

$145,000,000

Plus	75% of positive Net Income from Continuing Operations in each fiscal quarter commencing with the fiscal quarter ended June 30, 2009	+

Plus	75% of the Net Proceeds from the issuance and sale by the Borrower of any Equity Interests after the Effective Date	+

Minus	Losses from Discontinued Operations commencing with the fiscal quarter ending June 30, 2009	—

Minimum Required Tangible Net Worth

C.	Compliance?Yes—No—
VII.	Asset Coverage Ratio (Section 6.5)

[Note: Leave this Part VII blank for Current Quarterly Calculation Dates subsequent to September 30, 2009, as long as requirements of Sections 5.11 through 5.14 of Credit Agreement have been satisfied.]

A. Total accounts of the Borrower and its Subsidiaries $

Plus: Net book value of Consolidated fixed assets +

Total: $

B. Total principal balance of all Indebtedness

(including Loans outstanding under Credit Agreement

and Prudential Obligations) $

Plus: Total L/C Obligations		+ __________
Minus:	Excess Cash on Hand (see Part II above)	-

Total: $

C. Asset Coverage Ratio (A divided by B)        to 1.00

D.	Minimum required Asset Coverage Ratio			2.00 to 1.00
E.	Compliance?	Yes—	No—

EXHIBIT F

(Form of Borrowing Base Report)

BORROWING BASE REPORT

This Borrowing Base Report is delivered pursuant to Section 5.1.5 of the Third Amended and Restated Credit Agreement dated as of June 26, 2009 (as amended, extended, restated, modified or supplemented from time to time, the “Credit Agreement”), among SAIA, INC., a Delaware corporation (the “Borrower”), the financial institutions party thereto (each individually, a “Bank,” and collectively, the “Banks”), BANK OF OKLAHOMA, N.A., as Lead Arranger and as Administrative Agent and Collateral Agent, BANK OF AMERICA, N.A., as successor by merger to LaSalle Bank National Association, as Syndication Agent, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent. Unless the context otherwise requires, capitalized terms used in this Borrowing Base Report or in any of the attachments hereto and not otherwise defined have the respective meanings assigned to them in the Credit Agreement.

The undersigned hereby certifies, represents and warrants as follows:

1.	The undersigned is an Authorized Officer of the Borrower and as such he or she is authorized to execute and deliver this Borrowing Base Report on behalf of the Borrower.

2.	As of (the “Calculation Date”), the Borrowing Base was $ , computed as set forth in Parts I and II of the Schedule to this Borrowing Base Report.

3.	As of the Calculation Date, the Available Borrowing Base was $ , computed as set forth in Part III of the Schedule to this Borrowing Base Report.

4.	As of the Calculation Date, as demonstrated in Part IV of the Schedule to this Borrowing Base Report (check one):

       (Excess) The Available Borrowing Base exceeded the Aggregate Outstanding Credit Exposure by $

       (Deficiency) The Available Borrowing Base was less than the Aggregate Outstanding Credit Exposure by $

5.	Accompanying this Borrowing Base Report are an accounts aging report and an updated list of all Rolling Stock, as required by Section 5.1.5 to the Credit Agreement.

6.	The undersigned further certifies, represents and warrants that, to the best of his knowledge, the information and computations contained herein are true and correct in all respects.

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Report on the date set forth below.

DATE:

Name:

Title:

SCHEDULE
to
Borrowing Base Report

I. Calculation of Eligible Accounts

Total accounts (accounts receivable) at Calculation Date (exclusive of interest, late charges or carrying charges and net of discounts, refunds or contra accounts)**		$

Minus the following accounts:

a.	Accounts in dispute or as to which the account debtor has given notice that it claims right of rejection, return, recoupment, setoff, counterclaim, deduction or defense to payment

b.	Accounts subject to assignment, adverse claim or Lien (other than in		—
favor of Collateral Agent)

c.	Accounts evidenced by, or as to which the Borrower or a Subsidiary has		—
received, a note, chattel paper, draft, check, trade acceptance or other instrument in payment thereof or obtained a judgment

d.	Rights to payment arising under leases of goods		—

e.	Accounts as to which the account debtor is an Affiliate of the Borrower		—

f.	Account as to which the account debtor is a governmental body, agency		—
or authority

g.	Account as to which the account debtor has died or is the subject of		—
dissolution, liquidation, termination of existence, insolvency, business failure, receivership, bankruptcy, readjustment of debt, assignment for the benefit of creditors or similar proceedings

h.	Accounts not payable in Dollars		—

i.	Account due from account debtors located outside the United States or		—
incorporated/organized under the laws of a jurisdiction other than a state of the United States

j.	Accounts remaining unpaid more than 90 days following the original		—
invoice date

k.	Accounts owing from account debtors where 10% or more of the balance		—
owed has been outstanding more than 90 days beyond the original invoice date (“tainted accounts”)

l.	Accounts owed by same account debtor which exceeds 20% of total		—
Eligible Accounts (“concentration accounts”)

m.	Account as to which the Administrative Agent has made a determination that the prospects for collection are doubtful

Total Eligible Accounts

**The Borrower certifies as to each account included in the total amount listed on the first line that (i) the account arose from transportation, distribution, freight, hauling or warehousing services, or other ancillary services incidental thereto, furnished by the Borrower or a Wholly Owned Subsidiary, (ii) is based upon a valid, enforceable and legally binding order or contract, (iii) has been invoiced in accordance with the terms of such order or contract, (iv) the account debtor for each account is unconditionally obligated to make payment, and (v) the Collateral Agent has an Acceptable Security Interest in such account.

II. Calculation of Borrowing Base

	Component	Amount	Advance Rate	Discounted Value

i.	Total Eligible Accounts (see Part I above)		80%

ii.	Net Orderly Liquidation Value of Rolling Stock which is owned as of Calculation Date, which was included in the latest appraisal of the Borrower’s Rolling Stock delivered pursuant to Section 5.2.4 of the Credit Agreement, and in which the Collateral Agent has an Acceptable Security Interest		75%

iii.	Depreciated book value of Rolling Stock which is owned as of Calculation Date, which was acquired subsequent to the latest appraisal of the Borrower’s Rolling Stock delivered pursuant to Section 5.2.4 of the Credit Agreement, and in which the Collateral Agent has an Acceptable Security Interest;		75%	+

iv.	Appraised Value of the Mortgaged Properties in which the Collateral Agent has an Acceptable Security Interest		75%	+

	Borrowing Base (sum of i. + ii. + iii. + iv.)	NA	NA

III.	Calculation of Available Borrowing Base

A.	Borrowing Base as of Calculation Date (see Part II above)	$

B. Total outstanding principal balance of Prudential Obligations

as of Calculation Date	$
Minus: Excess Cash on Hand on Calculation Date (Adjusted Covenant Period only)	-
Difference	$

C. Available Borrowing Base as of Calculation Date

(A minus B)	$

IV.	Calculation of Excess/Deficiency

A. Total Loans outstanding under Credit Agreement

as of Calculation Date	$
Outstanding L/C Obligations as of Calculation Date	+

Aggregated Outstanding Credit Exposure as of Calculation Date $

B. Available Borrowing Base (see Part III above) -

C. Excess/(Deficiency) as of Calculation Date (A minus B) $

Exhibit G

(Form of Assignment and Assumption Agreement)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund of [identity Bank][1]
3.	Borrower(s):
4.	Agent:	, as the Administrative Agent under the Credit Agreement.

5.	Credit Agreement: The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Banks party thereto, [name of Agent], as Agent, and the other agents party thereto.

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]

[3]	$	$	%

	$	$	%

	$	$	%

7. Trade Date:        4

Effective Date:       , 20       [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]5 Accepted:

[NAME OF AGENT], as Agent

By:
Title:

[Consented to:]6

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)
4 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Bank, L/C Issuer) is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectability, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Oklahoma.

Schedule 1.1.77

(Identification of Mortgaged Properties)

Location	Doors

Atlanta, GA	224

Dallas, TX	174

Houston, TX	158

Garland, TX	145

Memphis, TN	124

Nashville, TN	116

Charlotte, NC	107

New Orleans, LA	86

Denver, CO	81

Fontana, CA	79

Jacksonville, FL	74

Miami, FL	68

Schedule 1.1.94

PRICING SCHEDULE

Pricing Level	Leverage Ratio	LIBOR Rate Margin	Base Rate Margin	Unused Portion Fee	Letter of Credit Fee

I	<=1.50x	2.750%	0.500%	0.400%	2.750%

II	>1.50x but <=2.00x	3.000%	0.750%	0.425%	3.000%

III	>2.00x but <=2.50x	3.250%	1.000%	0.450%	3.250%

IV	>2.50x but <=3.25x	3.500%	1.250%	0.475%	3.500%

V	>3.25x but <=3.75x	3.750%	1.500%	0.500%	3.750%

VI	>3.75x	4.000%	1.750%	0.500%	4.000%

The foregoing shall be recalculated on not less than a quarterly basis, on the date on which the Administrative Agent is in full receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 5.1 (“Pricing Date”). The applicable Pricing Level shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and shall remain in effect until the next Pricing Date. From the Effective Date to the first Pricing Date, the Pricing Level IV shall apply. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 5.1 hereof, until such financial statements and audit report are delivered, Pricing Level VI shall apply. If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Pricing Level established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Pricing Level established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Pricing Level made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Banks if reasonably determined.

Schedule 3.1.8

(Items to be Addressed by Opinion of Counsel)

1. The Borrower is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Each of STI and SCS is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. SMF is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Louisiana. Each of the Borrower, STI and SMF (collectively, the “Loan Parties”) is qualified or registered to do business in, and is in good standing in, every jurisdiction in which the Mortgaged Properties are located and every other jurisdiction in which such qualification or registration is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect.

2. Each of STI, SCS and SMF is a Wholly Owned Subsidiary of the Borrower. The Borrower does not have any Subsidiaries other than STI, SCS and SMF.

3. Each of the Loan Parties has all requisite power and authority and the legal right to own and operate its Properties and to carry on its business as now conducted.

4. The execution, delivery and performance of the Loan Documents to which each of the Loan Parties is a party are within its corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company action.

5. Each of the Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto and constitutes the legal, valid and binding obligation of the Loan Parties party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

6. The transactions contemplated by the Loan Documents, including the borrowings thereunder and the grant of Liens in favor of the Collateral Agent in the Collateral, (a) do not require any consent or approval of, registration or filing with, or any other action by, any governmental agency or authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of either of the Loan Parties or any order of any court, tribunal, or governmental agency or authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon either of the Loan Parties or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by the Loan Parties, and (d) will not result in the creation or imposition of any Lien on any Property of either of the Loan Parties, except in favor of the Collateral Agent as contemplated by the Loan Documents.

7. The Security Agreement is sufficient in form to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all right, title and interest of the Loan Parties in the Personal Property Collateral, to the extent a security interest in the Personal Property Collateral may be created under Article 9 of the UCC.

8. The financing statements, including the descriptions of the collateral covered thereby, comply with the applicable requirements of the UCC. Upon the filing of the financing statements in the UCC records of the Delaware Secretary of State (as to the Borrower and STI) and the Louisiana Secretary of State (as to SMF), accompanied by payment of the applicable filing fees, the security interest granted in the Personal Property Collateral pursuant to the Security Agreement will be perfected, to the extent such security interest may be perfected solely by filing one or more financing statements in the central UCC filing office of the jurisdiction in which each of the Loan Parties is organized.

9. The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, valid and enforceable security interest in the Equity Interests of STI and SCS owned by the Borrower and in the Equity Interests of SMF owned by STI. No election has been made by SMF to treat its Equity Interests as securities under Article 8 of the UCC. The Equity Interests in SMF are uncertificated. Accordingly, the filing of the financing statement in the UCC records of the Delaware Secretary of State, accompanied by payment of the applicable filing fees, is sufficient to perfect the Collateral Agent’s security interest pursuant to the UCC in the Equity Interests of SMF owned by STI. Upon delivery of the stock certificates evidencing the outstanding Equity Interests in each of SCS and STI, accompanied by stock powers executed in blank, the Collateral Agent will have a perfected security interest in and control over the Equity Interests in each of SCS and STI.

10. To counsel’s knowledge and except as set forth in filings made by the Borrower with the SEC, there are no actions, suits or proceedings by or before any court, arbitrator or governmental agency or authority pending or threatened against or affecting either of the Loan Parties (a) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a material adverse effect, or (b) that involve the Credit Agreement, any Loan Document or the transactions contemplated thereby.

11. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Schedule 4.17

(Current Insurance Policies)

Schedule 7.1

(Existing Liens)

UCC-1 Financing Statement filed in Acadia Parish, Louisiana (File No. 01-070539) on April 3, 2007, against Saia Motor Freight Line, LLC (formerly Saia Motor Freight Line, Inc.) for precautionary purposes in connection with an equipment leasing transaction for twenty copiers.

Schedule 7.2

(Existing Debt)

7.2(f) – Six leases for copiers characterized as capital leases for approximately $100,000.00.